 Exhibit (a)(1)(i)
TRINET GROUP, INC.
Offer to Purchase for Cash
Up to $300,000,000 in Value of its Common Stock
At a Purchase Price Not Less Than $83.00 Per Share and Not More Than $97.00 Per Share
CUSIP: 896288107
THE TENDER OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON MARCH 17, 2022, UNLESS THE TENDER OFFER IS EXTENDED OR TERMINATED.
TriNet Group, Inc., a Delaware corporation (“TriNet,” the “Company,” “we,” “us,” or “our”), hereby offers to purchase for cash up to $300,000,000 in value of shares of its issued and outstanding common stock, par value $0.000025 per share (the “shares”), at a price not less than $83.00 per share and not more than $97.00 per share, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements thereto, the “Offer to Purchase”), the related Letter of Transmittal and the other materials filed as exhibits to the Tender Offer Statement on Schedule TO-I (that we have filed with the U.S. Securities and Exchange Commission (the “Commission”)) (such materials, collectively, as they may be amended or supplemented from time to time, the “tender offer materials”). The terms and conditions set forth in the tender offer materials collectively constitute the “tender offer.” The tender offer will expire at 12:00 midnight, New York City time, at the end of the day on March 17, 2022 (such date and time, as the same may be extended, the “Expiration Date”), unless extended or terminated.
Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to “odd lot” (holders of fewer than 100 shares) priority, proration and conditional tenders described in this Offer to Purchase, we will determine a single per share price that we will pay for shares properly tendered and not properly withdrawn pursuant to the tender offer, taking into account the total number of shares tendered and the prices specified, or deemed specified, by tendering stockholders. The single purchase price (the “Purchase Price”) will be selected by us and will be the lowest per share price (in multiples of $0.50), which will be not less than $83.00 per share and not more than $97.00 per share, that will allow us to purchase a number of shares having an aggregate purchase price of $300,000,000, or a lower amount depending on the number of shares properly tendered and not properly withdrawn pursuant to the tender offer. Upon the terms and subject to the conditions of the tender offer, if shares having an aggregate purchase price of less than $300,000,000 are properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all shares properly tendered and not properly withdrawn.
Assuming that the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed, if the Purchase Price per share is $83.00, which is the minimum Purchase Price, we would purchase 3,614,457 shares, and, if the Purchase Price per share is $97.00, which is the maximum Purchase Price, we would purchase 3,092,783 shares, representing approximately 5.5% and 4.7%, respectively, of our outstanding shares as of February 15, 2022.
We will purchase at the Purchase Price shares properly tendered at prices equal to or below the Purchase Price and not properly withdrawn, on the terms and subject to the conditions of the tender offer, including the “odd lot” priority, proration and conditional tender provisions. We will not purchase shares tendered at prices greater than the Purchase Price or shares that we do not accept for purchase under the terms of the tender offer because of the tender offer’s “odd lot” priority, proration and conditional tender provisions. Shares tendered but not purchased in the tender offer will be returned to the tendering stockholders at our expense promptly after the Expiration Date and the guaranteed delivery period.
If shares having an aggregate purchase price of more than $300,000,000 are tendered in the tender offer and not properly withdrawn, we reserve the right to accept for purchase pursuant to the tender offer up to an additional 2% of our outstanding shares without extending the Expiration Date. We also expressly reserve the right, in our sole discretion, to purchase additional shares of our common stock or to change the per share purchase price range subject to applicable legal and regulatory requirements. See Section 1.

After tenders of shares have been accepted for purchase by us, payment will be paid through Computershare Trust Company, N.A., the depositary for the tender offer (the “Depositary”), which will act as agent for the purpose of receiving payment from us and transmitting payment to the tendering stockholders. See Section 5.
THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED AND THE TENDER OFFER IS NOT SUBJECT TO A FINANCING CONDITION. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.
Our shares are listed and traded on the New York Stock Exchange (“NYSE”) under the trading symbol “TNET.” On February 16, 2022, the last full trading day prior to the commencement of the tender offer, the last reported sale price of the shares on the NYSE was $81.22 per share. You are urged to obtain current market quotations for the shares. See Section 8.
OUR BOARD OF DIRECTORS HAS AUTHORIZED THE TENDER OFFER. HOWEVER, NONE OF THE COMPANY, OUR BOARD OF DIRECTORS, BOFA SECURITIES, INC., THE DEALER MANAGER FOR THE TENDER OFFER (THE “DEALER MANAGER”), D.F. KING & CO., INC., THE INFORMATION AGENT FOR THE TENDER OFFER (THE “INFORMATION AGENT”), THE DEPOSITARY FOR THE TENDER OFFER OR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AT WHAT PRICE OR PRICES YOU SHOULD TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU CHOOSE TO TENDER SUCH SHARES. IN SO DOING, YOU SHOULD READ CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO PURCHASE, AND IN THE OTHER TENDER OFFER MATERIALS, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER. OUR DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES ARE ENTITLED TO PARTICIPATE IN THE TENDER OFFER ON THE SAME BASIS AS ALL OTHER STOCKHOLDERS. None of our directors, executive officers and affiliates have indicated that they currently intend to participate in the tender offer (though no final decision has been made). EACH OF THEM MAY CHANGE ITS INTENTIONS AT ANY TIME AND NO ASSURANCE CAN BE GIVEN THAT ANY OF THEM WILL OR WILL NOT PARTICIPATE IN THE TENDER OFFER. THE EQUITY OWNERSHIP OF OUR DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES WHO DO NOT TENDER THEIR SHARES IN THE TENDER OFFER, AND THE EQUITY OWNERSHIP OF OTHER STOCKHOLDERS WHO DO NOT TENDER THEIR SHARES PURSUANT TO THE TENDER OFFER, WILL PROPORTIONATELY INCREASE AS A PERCENTAGE OF OUR ISSUED AND OUTSTANDING SHARES FOLLOWING THE CONSUMMATION OF THE TENDER OFFER. SEE SECTION 11.
Neither the Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.
If you have questions or need assistance, you should contact the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials, you should contact the Information Agent.
The Dealer Manager for the Tender Offer is:
BofA Securities, Inc.
The Information Agent for the Tender Offer is:
D.F. King & Co., Inc.
The date of this Offer to Purchase is February 17, 2022

IMPORTANT
Questions and requests for assistance may be directed to D.F. King & Co., Inc., the information agent for the tender offer (the “Information Agent”) or to BofA Securities, Inc., the dealer manager for the tender offer (the “Dealer Manager”), at their respective telephone numbers and addresses set forth on the back cover of this Offer to Purchase. You may request additional copies of the tender offer materials from the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth on the back cover of this Offer to Purchase. Stockholders also may contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer.
If you want to tender all or some of your shares, you must do one of the following before the Expiration Date:
•
if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact such nominee and have such nominee tender your shares for you;

•
if you are an institution participating in The Depository Trust Company, referred to as “Book-Entry Transfer Facility” in this Offer to Purchase, tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase; or

•
if you hold certificates or book entry shares in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to the Depositary, at its address shown on the Letter of Transmittal.

•
if you are a holder of vested options, you may exercise your vested options and tender any of the shares issued upon exercise. However, you must exercise your options sufficiently in advance of the Expiration Date to receive your shares in order to tender them. Please note that you may not revoke your exercise of options even if the shares acquired upon such exercise are not purchased in this tender offer for any reason.

•
if you are a holder of restricted stock unit awards (“RSU Awards”) or performance-based restricted stock unit awards (“PSU Awards”), you may only tender shares that you have acquired through settlement of such RSU Awards or PSU Awards.

•
if you are a participant in the TriNet Group, Inc. 2014 Employee Stock Purchase Plan (the “ESPP”), you may tender shares that you have purchased through the ESPP. If you have purchased shares through the ESPP and hold such shares at Charles Schwab & Co., Inc., the administrator of the ESPP (the “Administrator”), you must follow the procedures and instruct the Administrator to tender your shares within the time period described in the separate instructions that you will receive, a copy of which is filed herewith as Exhibit (a)(1)(vii). If you have questions or need assistance, you should contact the Administrator at 1-800-654-2593.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the tender offer. Accordingly, beneficial owners wishing to participate in the tender offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the tender offer.
If you want to tender your shares but your certificates for the shares are not immediately available or cannot be delivered to the Depositary within the required time or you cannot comply with the procedures for book-entry transfer, or your other required documents cannot be delivered to the Depositary by the Expiration Date, you may still tender your shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.
TO TENDER SHARES PROPERLY, OTHER THAN SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, YOU MUST PROPERLY COMPLETE AND DULY EXECUTE THE LETTER OF TRANSMITTAL.
THIS TENDER OFFER DOES NOT CONSTITUTE AN OFFER TO PURCHASE SHARES IN ANY JURISDICTION IN WHICH, OR FROM ANY PERSON FROM WHOM, IT IS UNLAWFUL

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TO MAKE THE TENDER OFFER UNDER APPLICABLE SECURITIES OR BLUE SKY LAWS, PROVIDED THAT WE WILL COMPLY WITH THE REQUIREMENTS OF RULE 13E-4(F)(8) PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE “EXCHANGE ACT”). SUBJECT TO APPLICABLE LAW (INCLUDING RULE 13E-4(D)(2) UNDER THE EXCHANGE ACT, WHICH REQUIRES THAT MATERIAL CHANGES IN THE TENDER OFFER BE PROMPTLY DISSEMINATED TO SECURITY HOLDERS IN A MANNER REASONABLY DESIGNED TO INFORM THEM OF SUCH CHANGES), DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN OUR AFFAIRS SINCE THE DATE HEREOF.
WE HAVE NOT MADE OR AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER OR AT WHAT PRICE OR PRICES YOU SHOULD TENDER YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR INCORPORATED BY REFERENCE OR IN THE RELATED LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES.

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SUMMARY TERM SHEET
We are providing this summary term sheet for your convenience. This summary highlights certain material information in this Offer to Purchase, but it does not describe all of the details of the tender offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read carefully the entire Offer to Purchase, the related Letter of Transmittal and the other tender offer materials because they contain the full details of the tender offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion of the topics in this summary.
Who is offering to purchase my shares?
We (TriNet Group, Inc., a Delaware Corporation) are offering to purchase your shares. See Section 1.
What will be the Purchase Price for the shares?
We are conducting an offer by means of a modified “Dutch auction.” We are offering to purchase up to $300,000,000 in value of shares, upon the terms and subject to the conditions of the tender offer, at a Purchase Price (to be determined as provided herein) of not less than $83.00 per share and not more than $97.00 per share, less any applicable withholding taxes and without interest, for each share we purchase pursuant to the tender offer. We will determine the Purchase Price promptly following the Expiration Date and the guaranteed delivery period, on the terms and subject to the conditions of the Offer to Purchase (including the “odd lot” (holders of fewer than 100 shares) priority, proration and conditional tender provisions). We will select the lowest Purchase Price (in multiples of $0.50), which will not be less than $83.00 per share and not more than $97.00 per share, that will allow us to purchase up to $300,000,000 in value of shares, or a lower amount depending on the number of shares properly tendered and not properly withdrawn pursuant to the tender offer. Upon the terms and subject to the conditions of the tender offer, if shares having an aggregate purchase price of less than $300,000,000 are properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all shares properly tendered and not properly withdrawn. See Section 1.
If you wish to maximize the chance that your shares will be purchased in the tender offer, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election will mean that your shares will be deemed to be tendered at the minimum price of $83.00 per share. You should understand that this election may have the effect of lowering the Purchase Price and could result in your shares being purchased at $83.00 per share, which is the low end of the price range in the tender offer, less any applicable withholding taxes and without interest.
On February 16, 2022, the last trading day prior to the commencement of the tender offer, the closing price of the shares on the NYSE was $81.22 per share. You are urged to obtain current market quotations for the Shares before deciding whether and at what price or prices to tender your shares. See Section 8.
What will be the form of payment of the Purchase Price?
If your shares are purchased in the tender offer, you will be paid the Purchase Price in cash, less any applicable withholding taxes and without interest, for each of your shares that we purchase pursuant to the tender offer. We will pay the Purchase Price promptly after the Expiration Date and the guaranteed delivery period, but do not expect to begin making any payments until at least three business days following the Expiration Date. See Section 5.
How many shares will the Company purchase?
We will purchase a number of shares having an aggregate purchase price of $300,000,000, or a lower amount depending on the number of shares of common stock properly tendered and not properly withdrawn pursuant to the tender offer. Upon the terms and subject to the conditions of the tender offer, if shares having an aggregate purchase price of less than $300,000,000 are properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all shares properly tendered and not properly withdrawn.
Assuming that the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed, if the Purchase Price per share is $83.00, which is the minimum Purchase Price, we would purchase 3,614,457 shares, and, if the Purchase Price per share is $97.00, which is the maximum Purchase Price, we would purchase 3,092,783 shares, representing approximately 5.5% and 4.7%, respectively, of our outstanding shares as of February 15, 2022.
In addition, if shares having an aggregate purchase price of more than $300,000,000 are tendered in the tender offer and not properly withdrawn, we reserve the right to accept for purchase pursuant to the tender offer up to an additional 2% of our outstanding shares without extending the Expiration Date. We also expressly reserve the right, in our sole discretion, to purchase additional shares or to change the per share purchase price range subject to applicable legal and regulatory requirements. See Section 1.
The tender offer is not conditioned on any minimum number of shares being tendered and the tender offer is not subject to a financing condition. The tender offer is, however, subject to other conditions. See Section 7.
How will the Company pay for the shares?
We will fund the tender offer with cash on hand.
Assuming the tender offer is fully subscribed, and assuming we do not exercise our right to purchase up to an additional 2% of our outstanding shares, we expect the aggregate cost of the purchases, including all fees and expenses related to the tender offer, will be approximately $3.3 million.
How long do I have to tender my shares?
You may tender your shares until the Expiration Date. The Expiration Date is at 12:00 midnight, New York City time, at the end of the day on March 17, 2022, unless we extend or terminate the tender offer. We may choose to extend the tender offer for any reason. We cannot assure you that the tender offer will be extended or, if extended, for how long. See Section 1 and Section 14. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that, for administrative reasons, such nominee has an earlier deadline that must be met for your shares to be tendered by the Expiration Date. Accordingly, beneficial owners wishing to participate in the tender offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the tender offer. If you are a holder of vested options and wish to exercise your vested options and tender shares issued upon such exercise, you must exercise your options sufficiently in advance of the Expiration Date to receive your shares in order to tender them.
Can the tender offer be extended, amended or terminated, and under what circumstances?
We can extend or amend the tender offer in our sole discretion, subject to applicable laws. Namely, if we materially change the terms of the tender offer or the information concerning the tender offer, we will extend the tender offer to the extent required by Rules 13e-4(d)(2) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. See Section 14.
If we extend the tender offer, we will delay the acceptance of any shares that have been tendered. We can terminate the tender offer under certain circumstances. See Section 7 and Section 14.
How will I be notified if the Company extends the tender offer or amends the terms of the tender offer?
We will issue a press release no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Date if we decide to extend the tender offer. We will announce any amendment to the tender offer by making a public announcement of the amendment. In the event that the terms of the tender offer are amended, we will file with the Commission an amendment to our Tender Offer Statement on Schedule TO-I relating to the tender offer describing the amendment. See Section 14.

What is the purpose of the tender offer?
The purpose of the tender offer is for the Company to repurchase shares of its common stock. This structure allows the Company to purchase a meaningful dollar amount of shares for one price per share.
Our Board of Directors determined that it is in the best interests of the Company and our stockholders to deploy capital by repurchasing shares of our common stock pursuant to our share repurchase program, and that at this time, the tender offer described in this Offer to Purchase is a prudent and effective way to do so and to provide value and increased liquidity to our stockholders. In particular, our Board of Directors believes the modified “Dutch auction” tender offer set forth in this Offer to Purchase is a mechanism that will provide all stockholders with the opportunity to tender all or a portion of their shares (subject to any “odd lot” priority, proration, conditional tender and the other terms of this Offer to Purchase). Conversely, the tender offer also affords stockholders the option not to participate and, thereby, to increase their relative percentage interest in the Company. In addition, our Board of Directors believes the tender offer provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their shares (subject to any “odd lot” priority, proration, conditional tender and the other terms of this Offer to Purchase), without potential disruption to the share price and the usual transaction costs inherent in open market purchases and sales.
Are there any conditions to the tender offer?
Yes. Our obligation to accept and pay for your tendered shares depends on a number of conditions that must be satisfied in our reasonable judgment or waived on or prior to the Expiration Date, including:
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no legal action shall have been threatened, instituted or pending that challenges or relates to the tender offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), assets, income, operations or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to purchase shares in the tender offer;

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no general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payment in respect of banks in the United States shall have occurred;

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no commencement or escalation of war, armed hostilities, or other international or national calamity, including, but not limited to, any outbreak of a pandemic or contagious disease (including the COVID-19 pandemic, to the extent that there is any material adverse development related thereto on or after February 16, 2022 that in our reasonable judgment makes it inadvisable for us to proceed with the tender offer) or an act of terrorism, directly or indirectly involving the United States shall have occurred on or after February 16, 2022, the last trading day prior to the commencement of the tender offer;

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no changes in the general political, market, economic or financial conditions in the United States or abroad that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), assets, income, operations or prospects;

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no decline shall have occurred in the market price for our shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard and Poor’s 500 Composite Index by more than 10% from the close of business on February 16, 2022, the last full trading day prior to the commencement of the tender offer;

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no limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or event that could reasonably be expected to materially affect, the extension of credit by banks or other lending institutions in the United States shall have occurred;

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no tender or exchange offer for any or all of our shares, or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or shall have been publicly disclosed since February 16, 2022, and we shall not have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction, other than in the ordinary course of business (in each case other than the tender offer) since February 16, 2022;
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no change in law or in the official interpretation or administration of law, or relevant position or policy of a governmental authority with respect to any laws, applicable to the tender offer;

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the consummation of the tender offer and the purchase of shares will not cause the shares to cease to be listed on the NYSE or cause the shares to be subject to deregistration under the Exchange Act;

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no person (including a group) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding shares (other than as publicly disclosed in a filing with the Commission on or before February 16, 2022) nor shall any new group have been formed that beneficially owns more than 5% of the outstanding shares;

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no person (including a group) that has publicly disclosed in a filing with the Commission on or before February 16, 2022 that it has beneficial ownership of more than 5% of the outstanding shares shall have acquired, or publicly announced its proposal to acquire, beneficial ownership of an additional 1% or more of the outstanding shares; and

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no person shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our assets or securities.

These conditions are described in greater detail in Section 7. In addition, the tender offer is subject to a number of other conditions described in Section 7. However, the tender offer is not conditioned on any minimum number of shares being tendered and the tender offer is not subject to a financing condition.
How do I tender my shares?
To tender your shares, prior to 12:00 midnight, New York City time, at the end of the day on March 17, 2022, or any later time and date to which the tender offer may be extended:
•
if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact such nominee and have such nominee tender your shares for you;

•
if you are an institution participating in The Depository Trust Company, referred to as “DTC” or the “Book-Entry Transfer Facility,” tender your shares according to the procedure for book-entry transfer described in Section 3; or

•
if you hold certificates or book entry shares in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to the Depositary at its address shown on the Letter of Transmittal.

•
if you are a holder of vested options, you may exercise your vested options and tender any of the shares issued upon exercise. However, you must exercise your options sufficiently in advance of the Expiration Date to receive your shares in order to tender them. Please note that you may not revoke your exercise of options even if the shares acquired upon such exercise are not purchased in this tender offer for any reason.

•
if you are a holder of RSU Awards or PSU Awards, you may only tender shares that you have acquired through settlement of such RSU Awards or PSU Awards.

•
if you are a participant in the ESPP, you may tender shares that you have purchased through the ESPP. If you have purchased shares through the ESPP and hold such shares at Charles Schwab & Co., Inc., the Administrator of the ESPP, you must follow the procedures and instruct the Administrator to tender your shares within the time period described in the separate instructions that you will receive, a copy of which is filed herewith as Exhibit a(1)(vii). If you have questions or need assistance, you should contact the Administrator at 1-800-654-2593.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the tender offer. Accordingly, beneficial owners wishing to participate in the tender offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the tender offer.
If you want to tender your shares, but your certificates for the shares are not immediately available or cannot be delivered to the Depositary, you cannot comply with the procedure for book-entry transfer or you cannot deliver the other required documents to the Depositary by the Expiration Date, you may still tender your shares if you comply with the guaranteed delivery procedure described in Section 3.
In accordance with Instructions 4 and 5 to the Letter of Transmittal, each stockholder who is not tendering through DTC and who desires to tender shares in the tender offer must either check (1) one, and only one, of the boxes in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined by Stockholder,” indicating the price (in increments of $0.50) at which shares are being tendered, or (2) the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer,” in which case you will be deemed to have tendered your shares at the minimum price of $83.00 per share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY CAUSE THE PURCHASE PRICE TO BE LOWER AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $83.00 PER SHARE). Only one box under (1) or (2) may be checked. If more than one box is checked, or if no box is checked, the shares will not be deemed to have been properly tendered in the Tender Offer.
If tendering stockholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Shares tendered pursuant to Purchase Price tenders will be deemed to have been tendered at a price of $83.00 per share (which is the minimum price per share under the tender offer) for purposes of determining the Purchase Price. Accordingly, Purchase Price tenders could lower the Purchase Price and could result in your shares being purchased at the minimum price of $83.00 per share. On February 16, 2022, the last full trading day prior to the commencement of the tender offer, the last reported sale price of the shares on the NYSE was $81.22 per share. See Section 8 for recent market prices for shares of our common stock.
If I am a holder of vested stock options, how do I participate in the tender offer?
If you are a holder of vested options, you may exercise your vested options and tender any of the shares issued upon exercise. However, you must exercise your options sufficiently in advance of the Expiration Date to receive your shares in order to tender them. Please note that you may not revoke your exercise of options even if the shares acquired upon such exercise are not purchased in this tender offer for any reason.
If I am a holder of RSA Awards or PSU Awards, how do I participate in the tender offer?
If you are a holder of RSU Awards, or PSU Awards, you may only tender shares that you have acquired through settlement of such RSU Awards or PSU Awards.
If I am a participant in the ESPP, how do I participate in the tender offer?
If you are a participant in the ESPP, you may tender shares that you have purchased through the ESPP. If you have purchased shares through the ESPP and hold such shares at Charles Schwab & Co., Inc., the Administrator of the ESPP, you must follow the procedures and instruct the Administrator to tender your share within the time period described in the separate instructions that you will receive, a copy of which is filed herewith as Exhibit a(1)(vii). If you have questions or need assistance, you should contact the Administrator at 1-800-654-2593.
How will the tender offer affect the number of our shares outstanding and the number of record holders?
As of February 15, 2022, we had 65,905,431 shares of common stock outstanding. At a Purchase Price equal to the tender offer’s minimum price of $83.00 per share, we would purchase 3,614,457 shares if the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed, which would represent approximately 5.5% of our outstanding shares as of February 15, 2022. At a Purchase Price equal to the tender offer’s maximum price of $97.00 per share, we would purchase 3,092,783 shares if the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed, which would represent approximately 4.7% of our outstanding shares as of February 15, 2022. If the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed at the minimum price, we will have 62,290,974 shares outstanding immediately following the purchase of shares tendered in the tender offer (based on the number of shares outstanding as of February 15, 2022). If the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed at the maximum price, we will have 62,812,648 shares outstanding immediately following the purchase of shares tendered in the tender offer (based on the number of shares outstanding as of February 15, 2022). The actual number of shares outstanding immediately following completion of the tender offer will depend on the number of shares tendered and purchased in the tender offer as well as the Purchase Price for such shares. See Section 2.
In addition, if shares having an aggregate purchase price of more than $300,000,000 are tendered in the tender offer and not properly withdrawn, we reserve the right to accept for purchase pursuant to the tender offer up to an additional 2% of our outstanding shares without extending the Expiration Date. We also expressly reserve the right, in our sole discretion, to purchase additional shares or to change the per share purchase price range subject to applicable legal and regulatory requirements. See Section 1.
Furthermore, if any of our stockholders:
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who hold shares in their own name as holders of record; or

•
who are “registered holders” as participants in DTC’s system whose names appear on a security position listing,

tender their shares in full and that tender is accepted in full, then the number of our record holders would be reduced. See Section 2.
Stockholders whose shares we do not purchase in the tender offer will realize a proportionate increase in their relative ownership interest in the Company following the purchase of shares pursuant to the tender offer. See Section 2.
Following the tender offer, will the Company continue as a public company?
Yes. In addition, the tender offer is conditioned upon the Company having determined that the transaction will not cause the Company to be delisted from the NYSE and will not cause the shares to be subject to deregistration under the Exchange Act (which would result in the Company ceasing to be subject to the periodic reporting requirements of the Exchange Act). See Section 2.
If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?
If you own, beneficially or of record, fewer than an aggregate of 100 shares, you properly tender all of such shares at or below the Purchase Price prior to the Expiration Date (and do not properly withdraw such shares) and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, and all conditions to the tender offer are satisfied or waived, we will purchase all of your shares without subjecting them to proration. See Section 1.
Can I change my mind after I have tendered shares in the tender offer, but before the Expiration Date?
Yes. You may withdraw any shares you have tendered at any time before the Expiration Date, which will occur at 12:00 midnight, New York City time, at the end of the day on March 17, 2022, unless we extend or terminate the tender offer. If we have not accepted for payment the shares you have tendered to us by 12:00 midnight, New York City time, at the end of the day on April 15, 2022 (the 40th business day following the commencement of the tender offer), you may also withdraw your shares at that time. See Section 4.
If you hold interests in shares through a broker, you must follow the broker’s procedures described in instructions that you will receive, which may include an earlier deadline for notifying the broker of your desire to withdraw your shares.

How do I withdraw shares I previously tendered?
You must deliver on a timely basis a written notice of your withdrawal to the Depositary at the address appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of such shares. Additional requirements will apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4.
In what order will the Company purchase the tendered shares?
If the conditions to the tender offer have been satisfied or waived and shares having an aggregate purchase price of less than $300,000,000 are properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all shares properly tendered and not properly withdrawn.
If the conditions to the tender offer have been satisfied or waived and shares having an aggregate purchase price in excess of $300,000,000, measured at the maximum price at which such shares were properly tendered, have been properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase shares:
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first, from all stockholders of “odd lots” (holders of fewer than 100 shares) who properly tender all of their shares at or below the Purchase Price and do not properly withdraw them prior to the Expiration Date;

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second, subject to the conditional tender provisions described in Section 6, on a pro rata basis, with appropriate adjustment to avoid purchases of fractional shares, from all other stockholders who properly tender shares at or below the Purchase Price and do not properly withdraw them before the Expiration Date; and

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third, if necessary to permit us to purchase shares having an aggregate purchase price of $300,000,000 (or such greater amount as we may elect to purchase, subject to applicable law), from holders who have tendered shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, holders whose shares are conditionally tendered must have properly tendered all of their shares and not properly withdrawn them prior to the Expiration Date. See Section 6.

Therefore, it is possible that we will not purchase any or all of the shares that you tender. It is also possible that none of the shares conditionally tendered will be purchased. See Section 1.
Has the Company or its Board of Directors adopted a position on the tender offer?
While our Board of Directors has authorized the tender offer, it has not made, nor have the Company, the Dealer Manager, the Information Agent, the Depositary or any of our or their respective affiliates made, any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you should tender your shares.
We cannot predict how our common stock will trade after expiration of the tender offer, and it is possible that our common stock price will trade above the tender offer price after expiration of the tender offer. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you choose to tender your shares. In doing so, you should read carefully all of the information in, or incorporated by reference in, this Offer to Purchase, in the related Letter of Transmittal and in the other tender offer materials. You are urged to discuss these matters with your own tax advisor, financial advisor and/or broker.
Will the Company’s affiliates, directors and executive officers tender shares in the tender offer?
Our directors, executive officers and affiliates are entitled to participate in the tender offer on the same basis as all other stockholders. None of our directors, executive officers and affiliates have indicated that they currently intend to participate in the tender offer (though no final decision has been made). Each of them may change its intentions at any time and no assurance can be given that any of them will or will not participate in the tender offer. The equity ownership of our directors, executive officers and affiliates who do not tender their shares in the tender offer, and the equity ownership of other stockholders who do not tender their shares pursuant to the tender offer, will proportionately increase as a percentage of our issued and outstanding shares following the consummation of the tender offer. However, our affiliates, directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the Purchase Price. See Section 11.
If I decide not to tender, how will the tender offer affect my shares?
Stockholders who choose not to tender will own a greater percentage interest in our outstanding common stock following the completion of the tender offer.
What is the accounting treatment of the tender offer?
The accounting for the purchase of shares pursuant to the tender offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price, including transaction fees, of the shares we purchase and a corresponding reduction in cash and cash equivalents. See Section 2.
When and how will the Company pay for the shares I tender?
Promptly after the Expiration Date and the guaranteed delivery period, we will pay the Purchase Price, less any applicable withholding taxes and without interest, for the shares we purchase. We will announce the preliminary results of the tender offer, including price and preliminary information about any expected proration, on the business day following the Expiration Date. However, we do not expect to announce the final results of any proration or the Purchase Price and begin paying for the tendered shares until at least three business days after the Expiration Date. The Depositary will transmit to you the payment for all of your shares accepted for payment. See Section 5.
What is a recent market price for the shares?
On February 16, 2022, the last trading day prior to the commencement of the tender offer, the closing price of the shares on the NYSE was $81.22 per share. You are urged to obtain current market quotations for the shares. See Section 8.
Will I have to pay brokerage fees and commissions if I tender my shares?
If you are a holder of record of your shares and you tender your shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee and such nominee tenders shares on your behalf, such nominee may charge you a fee for doing so. We urge you to consult your broker or other nominee to determine whether any charges will apply. See Sections 5 and 15.
Does the Company intend to repurchase any shares other than pursuant to the tender offer during or after the tender offer?
Rule 13e-4(f)(6) of the Exchange Act prohibits us and our affiliates from purchasing any shares, other than pursuant to the tender offer, until the expiration of at least ten business days after the Expiration Date, except pursuant to certain limited exceptions provided in Rule 14e-5 of the Exchange Act. Beginning on the 11th business day after the Expiration Date, we may make stock repurchases from time to time on the open market and/or in private transactions. Whether we make additional repurchases will depend on many factors, including, the number of shares, if any, that we purchase in this tender offer, our business and financial performance, the business and market conditions at the time, including the price of the shares, and such other factors as we may consider relevant. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the selling stockholders in those transactions than the terms of the tender offer.
What are the U.S. federal income tax consequences if I tender my shares?
The receipt of cash for your tendered shares generally will be treated for U.S. federal income tax purposes either as (1) consideration received in a sale or exchange of the tendered shares or (2) a distribution in respect of your shares. If you are a U.S. Holder (as defined in Section 13), generally, you will be subject to U.S. federal income taxation upon the receipt of cash in exchange for the shares that you tender. See Section 13 for additional information.
If you are a Non-U.S. Holder (as defined in Section 13), if the receipt of cash by you is treated as consideration received in a sale or exchange, and if such consideration is not effectively connected with your conduct of a trade or business in the United States, you generally will not be subject to U.S. federal income taxation on the receipt of such cash, subject to certain exceptions. However, if the receipt of cash is treated as a distribution with respect to your shares, you may be subject to U.S. federal withholding tax on the portion of such distribution treated as a “dividend” for U.S. federal income tax purposes at a rate of 30% (or such lower rate as may be specified pursuant to an applicable income tax treaty). The treatment of the receipt of cash depends upon facts that are unique to each stockholder. See Section 13. Thus, if you are a Non-U.S. Holder, it would be prudent to expect that the Depositary or other applicable withholding agent generally will withhold U.S. federal withholding tax at a rate of 30% from any payments made to you pursuant to the tender offer unless such withholding agent receives documentation pursuant to which it may determine that a reduced rate of, or exemption from, such withholding applies. See Sections 3 and 13. If such tax has been withheld but the receipt of cash for your tendered shares is in fact properly treated as consideration received in a sale or exchange, then you may apply for a refund of such withheld amount. See Section 13 for additional information.
We recommend that you consult your own tax advisor regarding the particular tax consequences to you of tendering shares for cash pursuant to the tender offer, including the applicability and effect of any U.S. state or local tax laws or other non-U.S. tax laws. See Sections 3 and 13.
Will I have to pay stock transfer tax if I tender my shares?
Except as otherwise provided herein and in the Letter of Transmittal, if you instruct the Depositary in the Letter of Transmittal to make the payment for the tendered shares to the registered holder, you will generally not be required to pay any stock transfer taxes on our purchase of the shares pursuant to the tender offer. See Section 5.
To whom can I talk if I have questions?
The Information Agent can help answer your questions. The Information Agent for the tender offer is D.F. King & Co., Inc. Please call (888) 625-2588 Monday through Friday from 10:00 a.m. to 4:00 p.m. New York City time.
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Banks & Brokers May Call: (212) 269-5550
All Others Call Toll-Free: (888) 625-2588
Email: tnet@dfking.com
In addition, the Dealer Manager can help answer your questions, and may be contacted as follows:
BofA Securities, Inc.
Bank of America Tower
One Bryant Park
New York, New York 10036
Toll-Free: (888) 803-9655

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
For purposes of this Offer to Purchase and the documents incorporated by reference into this Offer to Purchase, the terms “TriNet,” “the Company,” “we,” “us” and “our” refer to TriNet Group, Inc., and its subsidiaries. This Offer to Purchase and the documents incorporated by reference into this Offer to Purchase contain statements that are not historical in nature, are predictive in nature, or that depend upon or refer to future events or conditions or otherwise contain forward-looking statements. Forward-looking statements are often identified by the use of words such as, but not limited to, “ability,” “anticipate,” “believe,” “can,” “continue,” “could,” “design,” “estimate,” “expect,” “forecast,” “hope,” “impact,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “strategy,” “target,” “value,” “will,” “would” and similar expressions or variations intended to identify forward-looking statements. Examples of forward-looking statements include, among others, our expectations regarding: our ability to complete the tender offer; the future performance of Zenefits and its impact on TriNet’s operations; our ability to support the economic recovery of our clients and SMBs; market acceptance of our new support, service and product offerings, including our Connect 360 service model and Financial Services Preferred and IOM products; the impact of our annual TriNet PeopleForce conference; our expectations regarding medical utilization rates by our WSEs; the impact of the COVID-19 pandemic on regulations and government programs; the impact of our 2020 Recovery Credit program and our 2021 Credit Program and their suitability for generating client loyalty and retention; our ability to modify or develop service offerings to assist clients affected by COVID-19; the impact of our vertical approach; our ability to leverage our scale and industry HR experience to deliver vertical service offerings; the impact of our plans to continue to grow our client base; planned improvements to our technology platform; our ability to drive operating efficiencies and improve the client experience; the impact of our client service initiatives; our continued ability to provide access to a broad range of benefit programs on a cost-effective basis; the volume and severity of insurance claims and the impact of COVID-19 on those claims; the effectiveness of our risk strategies for, and management of, workers’ compensation and health benefit insurance costs and deductibles; the metrics that may be indicators of future financial performance; the relative value of our benefit offerings versus those SMBs can independently obtain; the impact that our benefit offerings have for SMBs seeking to attract and retain employees; the effectiveness of our strategies for mitigation of EPLI risk; the principal competitive drivers in our market; our plans to retain clients and manage client attrition; our investment strategy and its impact on our ability to generate future interest income, net income, and Adjusted EBITDA; seasonal trends and their impact on our business, including due to COVID-19; fluctuations in the period-to-period timing of when we incur certain operating expenses; the estimates and assumptions we use to prepare our financial statements; and other expectations, outlooks and forecasts on our future business, operational and financial performance.
Important factors that could cause actual results, level of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements are discussed in our Form 10-K, which is incorporated by reference herein, including under Part I, Item 1A. Risk Factors, and Part II, Item 7. MD&A, and in the other periodic filings we make with the SEC, and including risk factors associated with: the economic, health and business disruption caused by the COVID-19 pandemic; the impact of the COVID-19 pandemic on our clients and prospects, insurance costs and operations; the impact of the COVID-19 pandemic on the laws and regulations that impact our industry and clients; our ability to manage unexpected changes in workers’ compensation and health insurance claims and costs by worksite employees; our ability to mitigate the business risks we face as a co-employer; the effects of volatility in the financial and economic environment on the businesses that make up our client base; loss of clients for reasons beyond our control; the short-term contracts we typically use with our clients; the impact of regional or industry-specific economic and health factors on our operations; the impact of failures or limitations in the business systems we rely upon; the impact of our 2020 Recovery Credit program and 2021 Credit Program; adverse changes in our insurance coverage or our relationships with key insurance carriers; our ability to improve our services and technology to satisfy regulatory requirements and meet the expectations of our clients and manage client attrition; our ability to effectively integrate businesses we have acquired or may acquire in the future; our ability to effectively manage and improve our operational processes; our ability to attract and retain qualified personnel; the effects of increased competition and our ability to compete effectively; the impact on our business of cyber-attacks and security breaches; our ability to secure our information technology infrastructure and our confidential, sensitive and personal information; our ability to comply with constantly evolving data privacy and security laws; our ability to manage changes in, uncertainty regarding, or adverse application of the complex laws and regulations that govern our business; changing laws and regulations governing health insurance and employee benefits; our ability to be recognized as an employer of worksite employees under federal and state regulations; changes in the laws and regulations that govern what it means to be an employer, employee or independent contractor; our ability to comply with the laws and regulations that govern PEOs and other similar industries; the outcome of existing and future legal and tax proceedings; fluctuation in our results of operation and stock price due to factors outside of our control, such as operating expenses and capital expenditure requirements; our ability to comply with the restrictions of our credit facility and meet our debt obligations; and the impact of concentrated ownership in our stock. Any of these factors could cause our actual results to differ materially from our anticipated results.
Forward-looking statements are not guarantees of future performance, but are based on management’s expectations as of the date of this Offer to Purchase and the documents incorporated by reference into this Offer to Purchase and assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from our current expectations and any past results, performance or achievements. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.
The information provided in this Offer to Purchase and the documents incorporated by reference into this Offer to Purchase is based upon the facts and circumstances known as of the date of this Offer to Purchase and the documents incorporated by reference into this Offer to Purchase, and any forward-looking statements made by us in this Offer to Purchase and the documents incorporated by reference into this Offer to Purchase speak only as of the date of this Offer to Purchase and the documents incorporated by reference into this Offer to Purchase. We undertake no obligation to revise or update any of the information provided in this Offer to Purchase and the documents incorporated by reference into this Offer to Purchase, except as required by law.

INTRODUCTION
To the Holders of Our Common Stock:
TriNet Group, Inc., a Delaware corporation, hereby offers to purchase for cash up to $300,000,000 in value of shares of its issued and outstanding common stock, par value $0.000025 per share, upon the terms and subject to the conditions set forth in this Offer to Purchase, the related Letter of Transmittal and the other tender offer materials. We are offering to purchase the shares at a single per share price not less than $83.00 per share and not more than $97.00 per share, less any applicable withholding taxes and without interest.
The tender offer will expire at 12:00 midnight, New York City time, at the end of the day on March 17, 2022 (such date and time, as the same may be extended, the “Expiration Date”), unless extended or terminated. We may, in our sole discretion, extend the period of time in which the tender offer will remain open. We may also terminate the tender offer under certain circumstances. See Section 7 and Section 14.
Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to “odd lot” (holders of fewer than 100 shares) priority, proration and conditional tenders described in this Offer to Purchase, we will determine a single Purchase Price that we will pay for shares properly tendered and not properly withdrawn from the tender offer, taking into account the total number of shares tendered and the prices specified, or deemed specified, by tendering stockholders. The Purchase Price will be selected by us and will be lowest purchase price (in multiples of $0.50), not less than $83.00 per share and not more than $97.00 per share, that will allow us to purchase that number of shares having an aggregate purchase price of $300,000,000, or a lower amount depending on the number of shares properly tendered and not properly withdrawn pursuant to the tender offer. Upon the terms and subject to the conditions of the tender offer, if shares having an aggregate purchase price of less than $300,000,000 are properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all shares properly tendered and not properly withdrawn.
All shares acquired in the tender offer will be acquired at the same Purchase Price regardless of whether the stockholder tendered at a lower price, and we will only purchase shares tendered at prices equal to or below the Purchase Price. Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, we will purchase all shares properly tendered at prices at or below the Purchase Price and not properly withdrawn. Shares not purchased in the tender offer will be returned to the tendering stockholders at our expense promptly after the Expiration Date and the guaranteed delivery period. See Section 1. In addition, if shares with an aggregate purchase price of more than $300,000,000 are tendered in the tender offer and not properly withdrawn, we reserve the right to accept for purchase pursuant to the tender offer up to an additional 2% of our outstanding shares without extending the Expiration Date. We also expressly reserve the right, in our sole discretion, to purchase additional shares or to change the per share purchase price range subject to applicable legal and regulatory requirements. See Section 1.
If completed, the tender offer will provide stockholders with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs inherent in open market purchases and sales. The tender offer also affords stockholders the option not to participate and, thereby, to increase their relative percentage ownership interest in the Company.
WHILE OUR BOARD OF DIRECTORS HAS AUTHORIZED THE TENDER OFFER, IT HAS NOT MADE, NOR HAVE THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF OUR OR THEIR AFFILIATES MADE, ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AT WHAT PRICE OR PRICES YOU CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER OR AT WHAT PRICE OR PRICES YOU CHOOSE TO TENDER YOUR SHARES. IN SO DOING, YOU SHOULD READ CAREFULLY ALL OF THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND THE OTHER TENDER OFFER MATERIALS, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2.

OUR DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES ARE ENTITLED TO PARTICIPATE IN THE TENDER OFFER ON THE SAME BASIS AS ALL OTHER STOCKHOLDERS. None of our directors, executive officers and affiliates have indicated that they currently intend to participate in the tender offer (though no final decision has been made). EACH OF THEM MAY CHANGE ITS INTENTIONS AT ANY TIME AND NO ASSURANCE CAN BE GIVEN THAT ANY OF THEM WILL OR WILL NOT PARTICIPATE IN THE TENDER OFFER. THE EQUITY OWNERSHIP OF OUR DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES WHO DO NOT TENDER THEIR SHARES IN THE TENDER OFFER, AND THE EQUITY OWNERSHIP OF OTHER STOCKHOLDERS WHO DO NOT TENDER THEIR SHARES PURSUANT TO THE TENDER OFFER, WILL PROPORTIONATELY INCREASE AS A PERCENTAGE OF OUR ISSUED AND OUTSTANDING SHARES FOLLOWING THE CONSUMMATION OF THE TENDER OFFER. SEE SECTION 11. YOU ARE URGED TO DISCUSS THESE MATTERS WITH YOUR OWN TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.
We expressly reserve the right, in our sole discretion, to change the per share purchase price range and to increase or decrease the value of shares sought in the tender offer, subject to applicable law. We may increase the value of shares sought in the tender offer to an amount greater than $300,000,000, subject to applicable law. See Section 14.
The tender offer is not conditioned upon any minimum number of shares being tendered and the tender offer is not subject to a financing condition. The tender offer is, however, subject to certain conditions. See Section 7.
If the conditions to the tender offer have been satisfied or waived and shares having an aggregate purchase price of less than $300,000,000 are properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all shares properly tendered and not properly withdrawn.
If the conditions to the tender offer have been satisfied or waived and shares having an aggregate purchase price in excess of $300,000,000, measured at the maximum price at which such shares were properly tendered, have been properly tendered and not properly withdrawn prior to the Expiration Date, we will buy shares in the following order of priority:
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first, from all holders of “odd lots” (holders of fewer than 100 shares) who properly tender all their shares at or below the Purchase Price and do not properly withdraw them before the Expiration Date;

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second, on a pro rata basis, with appropriate adjustment to avoid purchases of fractional shares, from all other stockholders who properly tender shares at or below the Purchase Price, other than stockholders who tender conditionally and whose conditions are not satisfied; and

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third, if necessary to permit us to purchase shares having an aggregate purchase price of $300,000,000 (or such greater amount as we may elect to purchase, subject to applicable law), from stockholders who have tendered shares at or below the Purchase Price subject to the condition that a specified minimum number of the stockholder’s shares be purchased if any of the stockholder’s shares are purchased in the tender offer (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Therefore, it is possible that we will not purchase all of the shares tendered pursuant to the tender offer. It is also possible that none of the shares conditionally tendered will be purchased. See Section 1, Section 5 and Section 6, respectively, for additional information concerning priority, proration and conditional tender procedures.
We will pay the Purchase Price, less any applicable withholding taxes and without interest, for all shares purchased. Tendering stockholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, except as otherwise provided in Section 5 and the Letter of Transmittal, stock transfer taxes on our purchase of shares pursuant to the tender offer. Stockholders holding shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs apply. Also, any tendering stockholder or other payee who fails to complete, sign and deliver the Internal Revenue Service (“IRS”) Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to U.S. federal backup withholding on the gross proceeds paid to the payee pursuant to the tender offer, unless such payee establishes that such payee is within the class of persons that is exempt from backup withholding. See Section 3. Also see Section 13 for a discussion of certain U.S. federal income tax consequences of the tender offer.
As of February 15, 2022, we had 65,905,431 shares of our common stock issued and outstanding. There were (i) 306,867 shares subject to outstanding options (all of which are vested), 1,008,927 shares subject to outstanding RSU Awards, 5,744 shares subject to outstanding RSA Awards, and 255,224 shares subject to outstanding PSU Awards under our 2009 Equity Incentive Plan (the “2009 Plan”) and 2019 Equity Incentive Plan (the “2019 Plan”), in each case as of December 31, 2021. As of such date, were approximately 2 million shares available for issuance pursuant to awards under the 2019 Plan and 4 million shares available for future issuances under the ESPP. The shares are listed and traded on the NYSE. On February 16, 2022, the last full trading day prior to the commencement of the tender offer, the last reported sale price of the shares on the NYSE was $81.22 per share. You are urged to obtain current market quotations for the shares. See Section 8.

THE TENDER OFFER
1.
Number of Shares; Proration.

General.   Upon the terms and subject to the conditions of the tender offer, we hereby offer to purchase for cash up to $300,000,000 in value of shares of our common stock properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Date, at a Purchase Price determined by us of not less than $83.00 per share and not more than $97.00 per share, less any applicable withholding taxes and without interest. See Section 14 for a description of our right to extend, delay, terminate or amend the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares or to change the per share purchase price range subject to applicable legal and regulatory requirements. In addition, if shares having an aggregate purchase price of more than $300,000,000 are tendered in the tender offer and not properly withdrawn, we reserve the right to accept for purchase pursuant to the tender offer up to an additional 2% of our outstanding shares without extending the Expiration Date.
If the conditions to the tender offer have been satisfied or waived and shares having an aggregate purchase price of less than $300,000,000 are properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all shares properly tendered and not properly withdrawn. If the tender offer is oversubscribed as described below, shares tendered will be subject to proration. The proration period and withdrawal rights expire on the Expiration Date.
However, if we:
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increase the maximum price to be paid above $97.00 per share or decrease the price to be paid below $83.00 per share or otherwise change the price range at which we are offering to purchase shares in the tender offer;

•
increase the aggregate purchase price for shares being sought in the tender offer and such increase would result in the prospective purchase of a number of shares exceeding 2% of our outstanding shares; or

•
decrease the aggregate purchase price for shares being sought in the tender offer; and

the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day (as defined below) from, and including, the date that announcement of any such change is first published, sent or given in the manner specified in Section 14, the tender offer will be extended until a date that is on or after the expiration of such period of ten business days. A “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.
In accordance with the instructions to the Letter of Transmittal, stockholders desiring to tender shares must specify the price, not less than $83.00 per share and not more than $97.00 per share, at which they are willing to sell their shares to us. Alternatively, stockholders desiring to tender shares can choose not to specify a price and, instead, specify that they will sell their shares at the Purchase Price that we determine pursuant to the terms of the tender offer, which could be a price per share as low as $83.00 or as high as $97.00. If tendering stockholders wish to maximize the chance that we will purchase their shares, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election will mean that such stockholder’s shares will be deemed to be tendered at the minimum price of $83.00 per share. Tendering stockholders who make this election should understand that this election may lower the Purchase Price and could result in such stockholder’s shares being purchased at the minimum price of $83.00 per share. Only one box under (1) or (2) may be checked. If more than one box is checked, or if no box is checked, the shares will not be deemed to have been properly tendered in the Tender Offer.
THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED AND THE TENDER OFFER IS NOT SUBJECT TO A FINANCING CONDITION. THE TENDER OFFER IS, HOWEVER, SUBJECT TO CERTAIN CONDITIONS. SEE SECTION 7.

All shares tendered and not purchased pursuant to the tender offer, including shares not purchased because they were tendered at a price greater than the Purchase Price or because of proration and conditional tender provisions, will be returned to the tendering stockholders or, in the case of shares delivered by book-entry transfer, credited to the account at the Book-Entry Transfer Facility from which the transfer had previously been made, at our expense promptly following the Expiration Date and the guaranteed delivery period.
Priority of Purchases.   If the conditions to the tender offer have been satisfied or waived and shares having an aggregate purchase price of less than $300,000,000 are properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all shares properly tendered and not properly withdrawn.
If the conditions to the tender offer have been satisfied or waived and shares having an aggregate purchase price in excess of $300,000,000, measured at the maximum price at which such shares were properly tendered, have been properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase properly tendered shares on the basis set forth below:
•
first, we will purchase all shares tendered by all holders of “odd lots” (holders of fewer than 100 shares, as described below) who:

(1)
tender at or below the Purchase Price all shares owned beneficially or of record by such holders (partial tenders will not qualify for this preference); and

(2)
complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery;

•
second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares tendered at or below the Purchase Price on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below; and

•
third, if necessary to permit us to purchase shares having an aggregate purchase price of $300,000,000 (or such greater amount as we may elect to purchase, subject to applicable law), shares conditionally tendered at or below the Purchase Price (for which the condition was not initially satisfied), will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares. See Section 6.

Therefore, it is possible that we will not purchase any or all of the shares that a holder tenders in the tender offer. It also is possible that none of the shares conditionally tendered will be purchased.
Odd Lots.   The term “odd lots” means all shares tendered by any person who owned beneficially or of record a total of fewer than 100 shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. To qualify for the odd lot preference, an odd lot holder must tender at or below the Purchase Price all shares owned by such holder in accordance with the procedures described in Section 3. Odd lots will be accepted for payment before any proration of the purchase of other tendered shares. Any odd lot holder wishing to tender all of such stockholder’s shares pursuant to the tender offer must complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery.
Proration.   If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Date and the guaranteed delivery period. Proration for each stockholder tendering shares will be based on the ratio of the number of shares properly tendered at or below the Purchase Price and not properly withdrawn by such stockholder to the total number of shares properly tendered at or below the Purchase Price and not properly withdrawn by all stockholders. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. We expect that we will announce the final proration factor and pay the Purchase Price for any shares purchased pursuant to the tender offer promptly after the Expiration Date and the guaranteed delivery period, after we have determined the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, as described in Section 3, and not properly withdrawn. Stockholders may obtain preliminary proration information from the Information Agent and may be able to obtain such information from their brokers.

As described in Section 13, the number of shares that we will purchase from a stockholder pursuant to the tender offer may affect the U.S. federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder’s decision whether or not to tender shares and whether or not to condition any tender upon our purchase of a stated number of shares held by such stockholder.
This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.
2.
Purpose of the Tender Offer; Certain Effects of the Tender Offer.

Purpose of the Tender Offer.   Our Board of Directors determined that it is in the best interests of the Company and our stockholders to deploy capital by repurchasing shares of our common stock pursuant to our share repurchase program, and that at this time, the tender offer described in this Offer to Purchase is a prudent and effective way to do so and to provide value and increased liquidity to our stockholders. In particular, our Board of Directors believes the modified “Dutch auction” tender offer set forth in this Offer to Purchase is a mechanism that will provide all stockholders with the opportunity to tender all or a portion of their shares (subject to any proration and the other terms of this Offer to Purchase). Conversely, the tender offer also affords stockholders the option not to participate and, thereby, to increase their relative percentage interest in the Company. In addition, our Board of Directors believes the tender offer provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their shares (subject to any proration and the other terms of this Offer to Purchase), without potential disruption to the share price and the usual transaction costs inherent in open market purchases and sales.
The tender offer set forth in this Offer to Purchase will provide all stockholders with the opportunity to elect to tender all or a portion of their shares and thereby receive a return of some or all of their investment if they so elect. The tender offer also affords stockholders the option not to participate and, thereby, to increase their relative percentage ownership interest in the Company.
While our Board of Directors has authorized the tender offer, it has not made, nor have the Company, the Dealer Manager, the Information Agent, the Depositary or any of our or their respective affiliates made, any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and at what price or prices you choose to tender your shares. In doing so, you should read carefully all of the information in this Offer to Purchase, in the related Letter of Transmittal and in the other tender offer materials. Our directors, executive officers and affiliates are entitled to participate in the tender offer on the same basis as all other stockholders. None of our directors, executive officers and affiliates have indicated that they currently intend to participate in the tender offer (though no final decision has been made). Each of them may change its intentions at any time and no assurance can be given that any of them will or will not participate in the tender offer. The equity ownership of our directors, executive officers and affiliates who do not tender their shares in the tender offer, and the equity ownership of other stockholders who do not tender their shares pursuant to the tender offer, will proportionately increase as a percentage of our issued and outstanding shares following the consummation of the tender offer. See Section 11. You are urged to discuss these matters with your own tax advisor, financial advisor and/or broker.
Certain Effects of the Tender Offer.   As of February 15, 2022, we had 65,905,431 shares of common stock outstanding. There were (i) 306,867 shares subject to outstanding options (all of which are vested), 1,008,927 shares subject to outstanding RSU Awards, 5,744 shares subject to outstanding RSA Awards and 255,224 shares subject to outstanding PSU Awards under the 2009 Plan and the 2019 Plan, in each case as of December 31, 2021. As of such date, were approximately 2 million shares available for issuance pursuant to awards under the 2019 Plan and 4 million shares available for future issuances under the ESPP.
Assuming that the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed, if the Purchase Price per share is $83.00, which is the minimum Purchase Price, we would purchase 3,614,457 shares, and, if the Purchase Price per share is $97.00, which is the maximum Purchase Price, we would purchase 3,092,783 shares, representing approximately 5.5% and 4.7%, respectively, of our outstanding shares as of February 15, 2022. Stockholders may be able to sell non-tendered shares in the future on the NYSE or otherwise, at a net price higher or lower than the Purchase Price. We can give no assurance, however, as to the price at which a stockholder may be able to sell such shares in the future.
The tender offer will reduce our “public float,” which is the number of shares owned by non-affiliate stockholders and available for trading in the securities markets, and is likely to reduce the number of our stockholders. These reductions may reduce the volume of trading in our shares and may result in lower stock prices, reduced liquidity in the trading of our shares and greater volatility in the price of our shares following completion of the tender offer. In addition, the tender offer will increase the proportional ownership of our officers and directors who are not participating in the tender offer and any other stockholders who do not participate or participate only in part in the tender offer.
Based on the published guidelines of the NYSE and the conditions of the tender offer, we do not believe that our purchase of shares pursuant to the tender offer will result in the delisting of the remaining shares on the NYSE. The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares pursuant to the tender offer will not result in the shares becoming eligible for deregistration under the Exchange Act. The tender offer is conditioned upon the Company having determined that the consummation of the tender offer will not cause the shares to be delisted from the NYSE or eligible for deregistration under the Exchange Act.
We intend to retire the shares we acquire pursuant to the tender offer. Such shares will return to the status of authorized and unissued shares and will be available to us to issue without further stockholder action for all purposes except as required by applicable law or the rules of the NYSE. We have no current plans for the issuance of shares purchased in this tender offer. We may, in the future, decide to purchase additional shares. Any such purchases may be on the same terms as, or on terms that are more or less favorable to stockholders than, the terms of the tender offer. Rule 13e-4(f)(6) under the Exchange Act, however, prohibits us and our affiliates from purchasing any shares, other than pursuant to the tender offer, until the expiration of at least ten business days after the Expiration Date, except pursuant to certain limited exceptions provided in Rule 14e-5 under the Exchange Act.
Except as otherwise disclosed or incorporated by reference in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:
•
any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•
any purchase, sale or transfer of a material amount of our or any of our subsidiaries’ assets;

•
any material change in our indebtedness or our capitalization;

•
any change in our present Board of Directors or management, including but not limited to any plans or proposals to change the number or the term of directors or to fill any existing vacancies on our Board of Directors or to change any material term of the employment contract of any executive officer;

•
any other material change in our corporate structure or business;

•
any class of our equity securities ceasing to be authorized to be quoted on the NYSE;

•
the termination of registration under Section 12(g) of the Exchange Act of any class of our equity securities;

•
the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•
the acquisition or disposition by any person of additional securities of the Company, or the disposition of our securities, other than pursuant to our share repurchase program or issuances or grants of, or purchases pursuant to, equity awards granted to directors, officers and employees (including employees of companies we may acquire); or

•
any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

While we have no definitive plans or proposals regarding any of the foregoing as of the date of this Offer to Purchase (except as in the documents incorporated by reference herein or as disclosed in this Offer to Purchase, including this Section 2), our management continually assesses and reassesses possible acquisitions, divestitures, joint ventures, restructurings, and other extraordinary corporate transactions and other matters. Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time, as we deem appropriate, subject to our obligation to update this Offer to Purchase to reflect material changes in the information contained herein. Stockholders tendering shares in the tender offer may run the risk of foregoing the benefit of any appreciation in the market price of the shares resulting from such potential future events.
3.
Procedures for Tendering Shares.

Proper Tender of Shares.   For shares to be tendered properly pursuant to the tender offer:
•
the certificates for the shares or confirmation of receipt of the shares under the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to 12:00 midnight, New York City time, in each case by the end of the day on the Expiration Date by the Depositary at its address set forth on the back cover page of this document; or

•
the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

Notwithstanding any other provisions hereof, payment for shares tendered and accepted for payment pursuant to the tender offer will be made only after timely receipt by the Depositary of certificates for such shares (or a timely confirmation of a book-entry transfer of such shares into the Depositary’s account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal with any required signature guarantees, or an Agent’s Message in connection with book-entry delivery, and any other documents required by the Letter of Transmittal.
In accordance with the instructions to the Letter of Transmittal, each stockholder wishing to tender shares in the tender offer must properly indicate in the section captioned (1) “Shares Tendered at Price Determined by Stockholder” in the Letter of Transmittal the price (in increments of $0.50) at which they are tendering shares or (2) “Shares Tendered at Price Determined Pursuant to the Tender Offer” in the Letter of Transmittal that they will accept the Purchase Price determined by us in accordance with the terms of the tender offer.
If tendering stockholders wish to maximize the chance that we will purchase their shares, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election will mean that tendered shares will be deemed to be tendered at the minimum price of $83.00 per share. Tendering stockholders who make this election should understand that this election may lower the Purchase Price and could result in their shares being purchased at the minimum price of $83.00 per share. Only one box under (1) or (2) may be checked. If more than one box is checked, or if no box is checked, the shares will not be deemed to have been properly tendered in the Tender Offer.
A stockholder who desires to tender shares at more than one price must complete a separate Letter of Transmittal for the different shares and different prices at which such stockholder is tendering shares. In no event may a stockholder tender the same shares at more than one price (unless the shares are first properly withdrawn previously in accordance with Section 4).
STOCKHOLDERS WHO HOLD SHARES THROUGH BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES ARE URGED TO CONSULT THEIR BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES AS IT IS LIKELY THAT — FOR ADMINISTRATIVE REASONS — SUCH NOMINEES HAVE AN EARLIER DEADLINE FOR YOU TO ACT TO INSTRUCT THEM TO ACCEPT THE TENDER OFFER ON YOUR BEHALF SO THAT THEY CAN MEET THE ABOVE REQUIREMENTS ON A TIMELY BASIS. IN ADDITION, YOU MAY WISH TO DETERMINE WHETHER TRANSACTION

COSTS ARE APPLICABLE IF YOU TENDER SHARES THROUGH A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE.
Odd lot holders (holders of fewer than 100 shares) who tender all their shares also must complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.
Book-Entry Delivery.   The Depositary has established an account with respect to the shares at The Depository Trust Company (referred to as the “DTC” or the “Book-Entry Transfer Facility”) for purposes of the tender offer, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of shares by causing the Book-Entry Transfer Facility to transfer such shares into the Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of shares may be effected through book-entry transfer, a properly completed and duly executed Letter of Transmittal together with any required signature guarantees or an Agent’s Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the end of the day on the Expiration Date, or the guaranteed delivery procedures described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Company or the Information Agent or any of the Dealer Manager or Book-Entry Transfer Facility does not constitute delivery to the Depositary.
The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the book-entry confirmation, stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant tendering shares through the Book-Entry Transfer Facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.
Method of Delivery.    The method of delivery of all documents, including share certificates, is at the election and risk of the tendering stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. Shares will be deemed delivered only when actually received by the Depositary (including in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.
Signature Guarantees.   Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program (an “Eligible Institution”). No signature guarantee is required if either: (a) the Letter of Transmittal is signed by the registered holder of the shares exactly as the name of the registered holder appears on the certificate(s) for the shares tendered with this Letter of Transmittal or (b) in the case of book-entry shares, on the records of the Depositary, and payment and delivery are to be made directly to such registered holder and such registered holder has not completed the box entitled “Special Payment Instructions”. If a share certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made to a person other than the registered holder, then the share certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.
Guaranteed Delivery.   If a stockholder desires to tender shares pursuant to the tender offer and cannot deliver such shares and all other required documents to the Depositary by the Expiration Date or such stockholder cannot complete the procedure for delivery by book-entry on a timely basis, such shares may nevertheless be tendered if all of the following conditions are met:
•
such tender is made by or through an Eligible Institution;

•
a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by us is received by the Depositary (as provided below) by the end of the day on the Expiration Date; and

•
a confirmation of a book-entry transfer of such shares into the Depositary’s account at the Book-Entry Transfer Facility (or any certificates for such shares), together with a properly completed and duly executed Letter of Transmittal with any required signature guarantee or an Agent’s Message and any other documents required by the Letter of Transmittal, are received by the Depositary within two NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.
The Notice of Guaranteed Delivery may be delivered by email or overnight mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.
Procedures for Stock Options.   We are not offering, as part of the tender offer, to purchase any outstanding stock options, and tenders of stock options will not be accepted. Holders of vested stock options may exercise options and tender the shares received upon exercise into the tender offer. However, options must be exercised sufficiently in advance of the Expiration Date in order to have time for the exercise to be properly recorded before the shares acquired upon exercise of the options may be tendered. An exercise of an option cannot be revoked even if the shares received upon the exercise are not purchased in the tender offer for any reason.
If you are a holder of vested but unexercised options, you should evaluate the terms of this tender offer carefully to determine if participation would be advantageous to you, based on the exercise prices of your stock options, the date of your stock option grants, the remaining term during which you may exercise your options, and the provisions for priority, proration and the conditions of purchases described in Section 1. You should consult your own tax advisor to understand the particular tax consequences of such exercise to you.
Procedures for RSU Awards and PSU Awards.   We are not offering, as part of the tender offer, to purchase RSU Awards or PSU Awards which have not been vested and settled, and tenders of such equity awards will not be accepted. You may only tender shares that you have acquired through settlement of such RSU Awards or PSU Awards.
Procedures for participants in the ESPP.   We are not offering, as part of the tender offer, to purchase contributions deducted via payroll which are being held for future share purchases under the ESPP. To tender shares that you have purchased through the ESPP up to and including the purchase period that ended before the commencement of the tender offer, and hold at Charles Schwab & Co., Inc., the Administrator of the ESPP, you must follow the procedures and instruct the Administrator to tender your share within the time period described in the separate instructions that you will receive, a copy of which is filed herewith as Exhibit a(i)(vii). If you have questions or need assistance, you should contact the Administrator at 1-800-654-2593.
U.S. Federal Backup Withholding.   To prevent the potential imposition of U.S. federal backup withholding (currently, at a rate of 24%) on the gross proceeds payable to a tendering beneficial owner pursuant to the tender offer, prior to receiving such payments, each beneficial owner must submit to the Depositary (or other applicable withholding agent) a correct, properly completed and executed IRS Form W-9 (“Form W-9”) in the case of a U.S. Holder (as defined in Section 13), or IRS Form W-8BEN or IRS Form W-8BEN-E (“Form W-8BEN”), IRS Form W-8IMY (“Form W-8IMY”), IRS Form W-8ECI (“Form W-8ECI”), or other applicable IRS Form W-8 in the case of a Non-U.S. Holder (as defined in Section 13), or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against the beneficial owner’s U.S. federal income tax liability, if any, and may entitle the beneficial owner to a refund, so long as the required information is timely furnished to the IRS. Stockholders should consult their own tax advisors regarding the application of backup withholding in their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.
U.S. Federal Withholding for Non-U.S. Holders.   As described in Section 13, the U.S. federal income tax treatment of the receipt of cash in exchange for shares pursuant to the tender offer will depend upon facts that are unique to each Non-U.S. Holder (as defined in Section 13). Accordingly, a Non-U.S. Holder should expect that a withholding agent will likely withhold U.S. federal withholding tax from the gross proceeds payable to a tendering Non-U.S. Holder pursuant to the tender offer at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), unless an exemption from withholding is applicable because such gross proceeds are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required pursuant to an applicable income tax treaty, are attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States). In order to claim a reduction in the rate of, or an exemption from, such withholding tax, a Non-U.S. Holder must deliver to the applicable withholding agent a correct, properly completed and executed Form W-8BEN (with respect to income tax treaty benefits) or Form W-8ECI (with respect to amounts effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States) claiming such reduced rate or exemption. A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any such tax withheld (i) if such Non-U.S. Holder meets the “complete termination,” the “substantially disproportionate” or the “not essentially equivalent to a dividend” test described in Section 13 or (ii) if such Non-U.S. Holder is otherwise able to establish that no or a reduced amount of tax is due. Non-U.S. Holders should consult their own tax advisors regarding the particular tax consequences to them of selling shares pursuant to the tender offer, including the application of the 30% U.S. federal withholding tax, their potential eligibility for a reduced rate of, or exemption from, such withholding tax, and their potential eligibility for, and procedures for claiming, a refund of any such withholding tax.
Tender Constitutes an Agreement.   The tender of shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the tender offer and an agreement between the tendering stockholder and us upon the terms and subject to the conditions of the tender offer, which agreement will be governed by, and construed in accordance with the laws of the State of New York. In addition, the tender of shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s representation and warranty to us that: (1) the stockholder has a “net long position” in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Exchange Act; (2) the tender of shares complies with Rule 14e-4 under the Exchange Act; (3) the tendered shares are not currently subject to any contractual or other restriction; and (4) the stockholder has the full power and authority to tender and assign the shares tendered, as specified in the Letter of Transmittal.
It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender shares for his or her own account unless the person so tendering (i) has a net long position equal to or greater than the number of (x) shares tendered or (y) other securities immediately convertible into, or exercisable or exchangeable for, the number of shares tendered and will acquire such shares for tender by conversion, exercise or exchange of such other securities and (ii) will cause such shares to be delivered in accordance with the terms of the tender offer. Rule 14e-4 under the Exchange Act provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.
Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.   We will determine all questions as to the Purchase Price, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of shares, subject to a stockholder’s right to challenge our determination in a court of competent jurisdiction. We reserve the right to reject any or all tenders of shares determined by us not to be in proper form, or the acceptance of which or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect or irregularity in any tender of particular shares (without waiving such defect or irregularity with respect to any other shares). No tender of shares will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as we shall determine. None of the Company, the Dealer Manager, the Information Agent, the Depositary, any of our or their respective affiliates or any other person is or will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.
Return of Unpurchased Shares.   If any properly tendered shares are not purchased pursuant to the tender offer or are properly withdrawn before the Expiration Date, or if less than all shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased shares will be returned promptly after the Expiration Date and the guaranteed delivery period or termination of the tender offer or the proper withdrawal of the shares, as applicable, or, in the case of shares properly tendered by book-entry transfer at the Book-Entry Transfer Facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to the stockholder.
Lost, Stolen, Destroyed or Mutilated Certificates.   Stockholders whose certificate or certificates for part or all of their shares that have been lost, stolen, destroyed or mutilated may contact Computershare Trust Company N.A., as Transfer Agent for our shares, at 1-800-736-3001. The replacement certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the certificate or certificates may be subsequently recirculated. Stockholders are urged to contact the Transfer Agent immediately in order to permit timely processing of this documentation and to determine if the posting of a bond is required.
CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL, OR AN AGENT’S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US OR THE DEALER MANAGER OR INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO US OR THE DEALER MANAGER OR INFORMATION AGENT WILL NOT BE DEEMED TO BE PROPERLY TENDERED.
4.
Withdrawal Rights.

Tenders of shares made pursuant to the tender offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after 12:00 midnight, New York City time, at the end of the day on April 15, 2022, the 40th business day after the commencement of the tender offer, unless theretofore accepted for payment as provided in this Offer to Purchase. If we extend the period of time during which the tender offer is open, are delayed in accepting for payment or paying for shares or are unable to accept for payment or pay for shares pursuant to the tender offer for any reason, then, without prejudice to our rights under the tender offer, the Depositary may, on our behalf, retain all shares tendered, and such shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the tender offer.
For a withdrawal to be effective, a written transmission notice of withdrawal must:
•
be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

•
specify the name of the person who tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares, if different from that of the person who tendered such shares.

If the shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of shares tendered by an Eligible Institution) must be submitted prior to the release of such shares. In addition, such notice must specify, in the case of shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the shares to be withdrawn or, in the case of shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares.
Withdrawals may not be rescinded, and shares withdrawn will thereafter be deemed not properly tendered for purposes of the tender offer. However, withdrawn shares may be retendered by following one of the procedures described in Section 3 at any time prior to the Expiration Date.
We will determine all questions as to the form and validity (including time of receipt) of any notice of withdrawal. We also reserve the right to waive any defect or irregularity in the withdrawal of shares by any stockholder. None of the Company, the Dealer Manager, the Information Agent, the Depositary, any of our or their respective affiliates or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.
5.
Purchase of Shares and Payment of Purchase Price.

On the terms and subject to the conditions of the tender offer, promptly following the Expiration Date and the guaranteed delivery period, we will (1) determine the Purchase Price we will pay for shares properly tendered and not properly withdrawn prior to the Expiration Date, taking into account the number of shares so tendered and the prices specified, or deemed specified, by tendering stockholders and (2) accept for payment and pay an aggregate Purchase Price of up to $300,000,000 (or such greater amount as we may elect to purchase, subject to applicable law) for shares that are properly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Date. For purposes of the tender offer, we will be deemed to have accepted for payment, subject to the “odd lot” (holders of fewer than 100 shares) priority, proration and conditional tender provisions of the tender offer, shares that are properly tendered at or below the Purchase Price and not properly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the tender offer.
Upon the terms and subject to the conditions of the tender offer, we will accept for payment and pay the Purchase Price per share for all of the shares accepted for payment pursuant to the tender offer promptly after the Expiration Date and the guaranteed delivery period, but do not expect to begin making any payments until at least three business days following the Expiration Date. In all cases, payment for shares tendered and accepted for payment pursuant to the tender offer will be made promptly, taking into account any time necessary to determine any proration, but only after timely receipt by the Depositary of (1) certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at DTC, (2) a validly completed and duly executed Letter of Transmittal including any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and (3) any other required documents.
For purposes of the tender offer, we will be deemed to have accepted for payment and therefore purchased shares that are properly tendered at or below the Purchase Price and not properly withdrawn, subject to the “odd lot” priority, proration and conditional tender provisions of the tender offer, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the tender offer.
We will pay for shares purchased under the tender offer by depositing the aggregate purchase price for such shares with the Depositary, which will act as agent for the purpose of receiving payment from us and transmitting payment to the tendering stockholders. See the Letter of Transmittal. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY US REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.
In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Date and the guaranteed delivery period. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. Certificates for all shares tendered and not purchased, including all shares not purchased due to proration, will be returned to the tendering stockholder, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered the shares, at our expense, promptly after the Expiration Date and the guaranteed delivery period or termination of the tender offer. In addition, if certain events occur, we may not be obligated to purchase shares under the tender offer. See Section 7.
Except as otherwise provided in this Section 5 and the Letter of Transmittal, we will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the tender offer. If, however, payment of proceeds in respect of any shares purchased is to be made to, or shares not tendered or not purchased are to be returned in the name of, any person other than the registered holder(s), or if tendered shares are registered in the name of any person other than the person(s) signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder(s), such other person or otherwise), payable on account of the transfer to such other person will be deducted from the proceeds payable by the Depositary on our behalf, unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted prior to such payment. See the Letter of Transmittal.
ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO PROPERLY COMPLETE, EXECUTE AND DELIVER A FORM W-9 (INCLUDED WITH THE LETTER OF TRANSMITTAL) OR AN APPLICABLE FORM W-8 MAY BE SUBJECT TO U.S. FEDERAL BACKUP WITHHOLDING ON THE GROSS PROCEEDS PAID PURSUANT TO THE TENDER OFFER. IN ADDITION, NON-U.S. HOLDERS (AS DEFINED IN SECTION 13) MAY BE SUBJECT TO U.S.

FEDERAL WITHHOLDING TAX AT A RATE OF 30% ON THE GROSS PROCEEDS PAID PURSUANT TO THE TENDER OFFER. SEE SECTION 3 AND SECTION 13.
6.
Conditional Tender of Shares.

Subject to the exception for holders of odd lots (holders of fewer than 100 shares), in the event of an oversubscription of the tender offer, shares tendered prior to the Expiration Date will be subject to proration. See Section 1. As discussed in Section 13, the number of shares to be purchased from a particular stockholder may affect the U.S. federal income tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder’s shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any stockholder wishing to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal and indicate the minimum number of shares that must be purchased if any are to be purchased. We urge each stockholder to consult with his, her or its own financial and tax advisors. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result for any tendering stockholder.
After the Expiration Date, if the number of shares properly tendered and not properly withdrawn pursuant to the tender offer at a price equal to or less than the Purchase Price and pursuant to the “Shares Tendered at Price Determined Pursuant to the Tender Offer” alternative would result in an aggregate purchase price of more than $300,000,000, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage, after taking into account the priority given to tenders of odd lots, based upon all shares properly tendered, conditionally or unconditionally, and not properly withdrawn. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder tendered pursuant to a Letter of Transmittal below the minimum number specified, the shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder.
After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If the withdrawal of conditional tenders would cause the total number of shares to be purchased to fall below an aggregate purchase price of $300,000,000, then, to the extent feasible, we will select enough of the shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular stockholder as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.
We note that if shares having an aggregate purchase price of more than $300,000,000 are tendered in the tender offer and not properly withdrawn, we reserve the right to accept for purchase pursuant to the tender offer up to an additional 2% of our outstanding shares without extending the Expiration Date.
7.
Conditions of the Tender Offer.

Notwithstanding any other provision of the tender offer, we will not be required to accept for payment or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, and the payment for, shares tendered, subject to the requirements of the Exchange Act for prompt payment for or return of shares, if at any time on or after the date of this Offer to Purchase and before the Expiration Date any of the following events shall have occurred or are reasonably determined by us to have occurred, that, in the reasonable judgment of our Board of Directors and regardless of the circumstances giving rise to such event, makes it inadvisable to proceed with the tender offer or with acceptance for payment or payment:
(1)   there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the tender offer or the acquisition of some or all of the shares pursuant to the tender offer or otherwise relates in any manner to the tender offer or (ii) in our reasonable judgment, could materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impairs in any way the contemplated future conduct of the business of us and our subsidiaries, taken as a whole, or materially impairs our ability to purchase the shares in the tender offer;
(2)   there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or is reasonably likely to directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restricts or prohibits completion of the tender offer, (ii) delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares or (iii) materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impairs in any way the contemplated future conduct of the business of us and our subsidiaries;
(3)   there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) on or after February 16, 2022, the last trading day prior to the commencement of the tender offer, the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including, but not limited to, any outbreak of a pandemic or contagious disease (including the COVID-19 pandemic, to the extent that there is any material adverse development related thereto on or after February 16, 2022 which in our reasonable judgment makes it inadvisable for us to proceed with the tender offer) or an act of terrorism, (iv) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or (v) in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof;
(4)   there shall have been a decrease of more than 10% in the market price for the Company’s shares or in the Dow Jones Industrial Average, the New York Stock Exchange Index, the NASDAQ Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on February 16, 2022;
(5)   there shall have occurred any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that could reasonably be expected to materially affect, the extension of credit by banks or other lending institutions in the United States;
(6)   a tender or exchange offer for any or all of the shares, or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, has been proposed, announced or made by any person or has been publicly disclosed or we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction since February 16, 2022, other than in the ordinary course of business (in each case other than the tender offer);
(7)   the consummation of the tender offer and the purchase of shares will cause the shares to cease to be traded on or listed on the NYSE or otherwise cause the shares to be deregistered under the Exchange Act;
(8)   a person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the Commission on or before February 16, 2022);

(9)   a person or group who has filed a Schedule 13D or Schedule 13G with the Commission on or before February 16, 2022, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than solely as a result of the tender offer made hereby), beneficial ownership of an additional 1% or more of the outstanding shares; or
(10)   a person or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of the shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities.
If any of the conditions referred to above is not satisfied, we may:
(1)   terminate the tender offer and return all tendered shares to the tendering stockholders;
(2)   extend the tender offer and, subject to withdrawal rights as set forth in Section 4, retain all of the tendered shares until the expiration of the tender offer as so extended;
(3)   waive the condition and, subject to any requirement to extend the period of time during which the tender offer is open, purchase all of the shares properly tendered and not properly withdrawn prior to the Expiration Date; or
(4)   delay acceptance for payment or payment for shares, subject to applicable law, until satisfaction or waiver of the conditions to the tender offer.
Each of the conditions referred to above is for our sole benefit and may be asserted or waived by us, in whole or in part, prior to the Expiration Date. Any determination by us concerning the satisfaction of the conditions described above will be final and binding on all parties, subject to a stockholder’s right to challenge our determination in a court of competent jurisdiction . Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Date. However, once the tender offer has expired, then all of the conditions to the tender offer must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above or otherwise elect to proceed with the tender offer despite any such conditions not being satisfied, then we may be required to extend the tender offer. Our right to terminate or amend the tender offer or to postpone the acceptance for payment of, or the purchase of and the payment for shares tendered if any of the above listed events occur (or shall have been reasonably determined by us to have occurred) at any time at or prior to the Expiration Date shall not be affected by any subsequent event, regardless of whether such subsequent event otherwise would have resulted in the event having been “cured” or ceasing to exist.
The tender offer is not conditioned on any minimum number of shares being tendered and the tender offer is not subject to a financing condition.
8.
Price Range of Shares; Dividends.

The shares are listed and traded on the NYSE under the trading symbol “TNET.” The following table sets forth, for each of the periods indicated, the high and low sales prices of the shares as reported on the NYSE.
	Share Price
	High	Low
2020
First Quarter	$62.81	$27.79
Second Quarter	61.00	32.74
Third Quarter	73.82	56.91
Fourth Quarter	83.82	58.66

	Share Price
	High	Low
2021
First Quarter	$87.76	$74.10
Second Quarter	86.38	70.20
Third Quarter	96.77	69.43
Fourth Quarter	109.40	89.45
2022
First Quarter (through February 16, 2022)	$97.42	$80.04
On February 16, 2022, the last full trading day prior to the commencement of the tender offer, the last reported sale price of the shares on the NYSE was $81.22 per share. We urge stockholders to obtain current market quotations for the shares before deciding whether to tender their shares and at what price.
We do not currently pay quarterly dividends on our common stock.
9.
Source and Amount of Funds.

Assuming the tender offer is fully subscribed, we expect that the aggregate cost of the purchases, including all fees and expenses related to the tender offer, will be approximately $3.3 million. The Company expects to fund the tender offer with cash on hand.
10.
Certain Information Concerning Us.

General.   TriNet is a leading provider of HR expertise, payroll services, employee benefits and employment risk mitigation services for SMBs. Since our founding in 1988, TriNet has served, and continues to serve, thousands of SMBs. In 2021, we processed $55 billion in payroll and payroll taxes for our clients and ended the year with approximately 16,300 clients and 364,900 WSEs, primarily in the United States.
We deliver a comprehensive suite of services that help our clients administer and manage various HR-related needs and functions, such as compensation and benefits, payroll processing, employee data, health insurance and workers’ compensation programs, and transactional HR needs using our technology platform and HR, benefits and compliance expertise. We empower SMBs to focus on what matters most — growing their business.
We leverage our scale and industry HR experience to deliver our service offerings tailored for SMBs in specific industry verticals. We believe our vertical approach is a key differentiator for us and creates additional value for our clients by addressing their industry-specific HR needs. We offer six industry-tailored vertical services: TriNet Financial Services, TriNet Life Sciences, TriNet Main Street, TriNet Nonprofit, TriNet Professional Services, and TriNet Technology.
We operate using a co-employment model, under which employment-related responsibilities are allocated by contract between us and our clients. This model allows WSEs to receive the full benefit of our services, including access to TriNet-sponsored employee benefit plan offerings. Each of our clients enters into a client service agreement with us that defines the suite of services and benefits to be provided by us, the fees payable to us, and the division of responsibilities between us and our clients as co-employers. WSEs also separately acknowledge the co-employment relationship and the allocation of employment-related responsibilities between TriNet and our clients.
We were incorporated in 1988 as TriNet Employer Group, Inc., a California corporation. We reincorporated as TriNet Merger Corporation, a Delaware corporation, in 2000 and during that year changed our name to TriNet Group, Inc. Our principal executive offices are located at One Park Place, Suite 600, Dublin, California 94568 and our telephone number is (510) 352-5000. We maintain a website at www.trinet.com. Unless expressly stated otherwise, the information contained on our website or connected to our website is not incorporated by reference into this Offer to Purchase and should not be considered part of this Offer to Purchase.

Additional Information About Us.   We are subject to the information requirements of the Exchange Act, and in accordance therewith file periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are required to disclose in such proxy statements certain information, as of particular dates, concerning our directors and executive officers, their compensation, the principal holders of our securities and any material interest of such persons in transactions with us. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission a Tender Offer Statement on Schedule TO, which includes additional information with respect to the tender offer. Such material and other information may be viewed on the Commission’s website, www.sec.gov.
Incorporation by Reference.   The rules of the Commission allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. These documents contain important information about us. We incorporate by reference into this Offer to Purchase each of the documents listed below (in each case, to the extent that the material contained therein is deemed “filed” rather than “furnished”). Pursuant to Instruction 2 to Item 10 of Schedule TO, the Company’s financial statements are not considered material because (i) the consideration consists solely of cash, (ii) the tender offer is not subject to any financing condition, and (iii) the Company is a public reporting company under Section 13(a) of the Exchange Act that files reports electronically on EDGAR. The Company has voluntarily included the Company’s financial statements by means of the incorporation by reference of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.
Commission Filings	Date Filed
Annual Report on Form 10-K	February 14, 2022
Current Report on Form 8-K	January 3, 2022 and February 15, 2022
You can obtain the documents described under “Additional Information About Us” and any of the documents incorporated by reference in this Offer to Purchase from the SEC’s website at www.sec.gov. You also can obtain the documents described under “Additional Information About Us” and documents incorporated by reference in this Offer to Purchase, without charge, by requesting them in writing or by telephone from us at Attention: Investor Relations at 1-510-875-7201 or investorrelations@trinet.com. Please be sure to include your complete name and address in the request. If you request any incorporated documents, we will mail them by first class mail, or another equally prompt means, promptly after we receive the request.
11.
Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

As of February 15, 2022, we had 65,905,431 shares of common stock outstanding. Our directors and executive officers as a group beneficially owned an aggregate of 25,404,142 shares of our common stock, representing 38.4% of our outstanding shares as of February 15, 2022. This figure includes options and RSUs that will vest within 60 days of February 15, 2022. Our directors, executive officers and affiliates are entitled to participate in the tender offer on the same basis as all other stockholders. None of our directors, executive officers and affiliates have indicated that they currently intend to participate in the tender offer (though no final decision has been made). Each of them may change its intentions at any time and no assurance can be given that any of them will or will not participate in the tender offer. The equity ownership of our directors, executive officers and affiliates who do not tender their shares in the tender offer, and the equity ownership of other stockholders who do not tender their shares pursuant to the tender offer, will proportionately increase as a percentage of our issued and outstanding shares following the consummation of the tender offer.
A list of our directors and executive officers as of February 16, 2022, is attached to this Offer to Purchase as Schedule I.
Beneficial Ownership of Directors and Executive Officers.
The following table shows, as of February 15, 2022, information regarding the beneficial ownership of shares by (i) each of our “named executive officers”; (ii) each director; and (iii) all current directors and executive officers as a group. These figures include options and RSUs that will vest within 60 days of February

15, 2022. Assuming we purchase 3,614,457 shares and that our directors and executive officers do not tender any shares pursuant to the tender offer, then, after the tender offer, our directors and executive officers as a group will beneficially own approximately 40.6% of our outstanding shares. The percentages outstanding are based on 65,905,431 shares of common stock outstanding as of February 15, 2022. Except as otherwise set forth below, the address of each of the persons listed below is c/o TriNet Group, Inc., One Park Place, Suite 600, Dublin, CA 94568.
Name	Total Shares Beneficially Owned	Percent(1)
Non-Director Named Executive Officers
Kelly Tuminelli(2)	9,361	0.0%
Olivier Kohler(3)	63,398	0.1%
Samantha Wellington(4)	24,530	0.0%
Directors
Burton M. Goldfield(5)	626,186	0.9%
David C. Hodgson(6)	95,027	0.1%
Jacqueline Kosecoff(7)	5,984	0.0%
Katherine August-deWilde(8)	54,847	0.1%
Maria Contreras-Sweet(9)	921	0.0%
Martin Babinec(10)	2,837,893	4.3%
Michael J. Angelakis(11)	21,472,863	32.5%
Myrna Soto	—	0.0%
Paul Chamberlain(12)	32,484	0.0%
Ralph Clark(13)	659	0.0%
H. Raymond Bingham(14)	89,898	0.1%
Wayne Lowell(15)	90,091	0.1%
All directors and executive officers as a group (15 persons)	25,404,142	38.4%

(1)
Based on 65,905,431 shares of common stock outstanding on February 15, 2022. Amount is inclusive of 193,292 shares of common stock reserved for issuance in connection with the Company’s acquisition of YourPeople, Inc. dba Zenefits. Shares issuable under instruments to purchase our common stock that are exercisable within 60 days of February 15, 2022 are treated as if outstanding for computing the percentage ownership of the person holding these instruments, but are not treated as outstanding for purposes of computing the percentage ownership of any other person.

(2)
Reflects 9,361 shares owned directly.

(3)
Reflects 63,398 shares owned directly.

(4)
Reflects 24,530 shares owned directly.

(5)
Reflects (i) 8,125 shares owned directly and (ii) 428,698 shares held by the Burton M. Goldfield and Maud Carol Goldfield Trust u/a/d 12/6/00, for which Mr. Goldfield shares voting and investment power and (iii) 189,363 shares issuable pursuant to stock options exercisable within 60 days of February 15, 2022.

(6)
Reflects 95,027 shares owned directly.

(7)
Reflects 5,984 shares held by Robert H. Brook and Jacqueline B. Kosecoff Family Trust, for which Dr. Kosecoff shares voting and investment power.

(8)
54,847 shares held by the DeWilde Family Trust dated June 21, 1990, for which Ms. August-deWilde shares voting and investment power.

(9)
Reflects 921 shares owned directly.

(10)
Reflects (i) 2,209,196 shares held by Martin and Krista Babinec, Trustees of The Babinec Family Trust, for which Mr. Babinec has sole voting and investment power, (ii) 465,369 shares held by the

Babinec 2008 Children’s Trust, for which Mr. Babinec shares voting and investment power, (iii) 131,880 shares held by UpMobility Foundation Inc. (fka Babinec Foundation, Inc.), for which Mr. Babinec has sole voting and investment power, and (iv) 31,448 shares held by William and Elizabeth Babinec Family Charity Trust, for which Mr. Babinec has sole voting and investment power.
(11)
Reflects (i) 17,691,312 shares directly held by AGI-T, L.P., (ii) 3,758,947 shares directly held by A-A SMA, L.P., and (iii) 22,604 shares directly held by Michael J. Angelakis that previously were issued to him upon the vesting of RSUs granted to Mr. Angelakis. Mr. Angelakis also directly holds 2,576 RSUs. A-T Holdings GP, LLC is the general partner of AGI-T, L.P. Atairos Group, Inc. is the sole member and manager of A-T Holdings GP, LLC and the sole limited partner of AGI-T, L.P. A-A SMA GP, LLC is the general partner of A-A SMA, L.P. Atairos Group, Inc. is the sole member and manager of A-A SMA GP, LLC and the sole limited partner of A-A SMA, L.P. Atairos Partners, L.P. is the sole voting stockholder of Atairos Group, Inc. Atairos Partners GP, Inc. is the general partner of Atairos Partners, L.P. Mr. Angelakis is the Chairperson and Chief Executive Officer of Atairos Group, Inc. and directly or indirectly controls a majority of the voting power of Atairos Partners GP, Inc. Each of Mr. Angelakis, Atairos Group, Inc. and the other entities described above disclaims beneficial ownership of the securities described in clauses (i)-(iii) above except to the extent of its pecuniary interest therein. According to the Schedule 13D/A, the address for Atairos Group, Inc. is 40 Morris Avenue, c/o Atairos Management, L.P., Bryn Mawr, Pennsylvania 19010.

(12)
Reflects 32,484 shares owned directly.

(13)
Reflects 659 shares owned directly.

(14)
Reflects (i) 74,898 shares held by H. Raymond Bingham Living Trust, and (ii) 15,000 shares issuable pursuant to stock options exercisable within 60 days of February 15, 2022.

(15)
Reflects (i) 70,091 shares held by the Lowell Revocable Trust, for which Mr. Lowell shares voting and investment power and (ii) 20,000 shares issuable pursuant to stock options exercisable within 60 days of February 15, 2022.

Stockholders Beneficially Owning More Than 5%.
The following table shows, as of February 15, 2022, the number of shares beneficially owned by the persons known to the Company to own beneficially more than 5% of the shares. It is based on information indicated in the footnotes to the table below.
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent(1)
Atairos Group, Inc.(2)	21,472,863	32.6%
Wellington Management Group LLP(3)	3,732,530	5.7%
The Vanguard Group(4)	3,756,947	5.7%
Cantillon Capital Management LLC(5)	3,494,896	5.3%

(1)
Based on 65,905,431 shares of common stock outstanding on February 15, 2022. Amount is inclusive of 193,292 shares of common stock reserved for issuance in connection with the Company’s acquisition of YourPeople, Inc. dba Zenefits. Shares issuable under instruments to purchase our common stock that are exercisable within 60 days of February 15, 2022 are treated as if outstanding for computing the percentage ownership of the person holding these instruments, but are not treated as outstanding for purposes of computing the percentage ownership of any other person.

(2)
Reflects (i) 17,691,312 shares directly held by AGI-T, L.P., (ii) 3,758,947 shares directly held by A-A SMA, L.P., and (iii) 22,604 shares directly held by Michael J. Angelakis that previously were issued to him upon the vesting of RSUs granted to Mr. Angelakis. Mr. Angelakis also directly holds 2,576 RSUs. A-T Holdings GP, LLC is the general partner of AGI-T, L.P. Atairos Group, Inc. is the sole member and manager of A-T Holdings GP, LLC and the sole limited partner of AGI-T, L.P. A-A SMA GP, LLC is the general partner of A-A SMA, L.P. Atairos Group, Inc. is the sole member and manager of A-A SMA GP, LLC and the sole limited partner of A-A SMA, L.P. Atairos Partners, L.P.

is the sole voting stockholder of Atairos Group, Inc. Atairos Partners GP, Inc. is the general partner of Atairos Partners, L.P. Mr. Angelakis is the Chairperson and Chief Executive Officer of Atairos Group, Inc. and directly or indirectly controls a majority of the voting power of Atairos Partners GP, Inc. Each of Mr. Angelakis, Atairos Group, Inc. and the other entities described above disclaims beneficial ownership of the securities described in clauses (i)-(iii) above except to the extent of its pecuniary interest therein. According to the Schedule 13D/A, the address for Atairos Group, Inc. is 40 Morris Avenue, c/o Atairos Management, L.P., Bryn Mawr, Pennsylvania 19010.
(3)
Based on information jointly supplied by Wellington Management Group LLP, Wellington Group Holdings LLP, and Wellington Investment Advisors Holdings LLP (collectively, “Wellington”) and Wellington Management Company LLP in a Schedule 13G/A filed with the SEC on February 4, 2022. According to the Schedule 13G/A, Wellington Group Holdings LLP has shared power to vote or direct the vote of up to 3,045,567 shares and shared power to dispose or to direct the disposition of up to 3,732,530 shares as of December 31, 2021, and Wellington Investment Advisors Holdings LLP has shared power to vote or direct the vote of up to 3,045,567 shares and shared power to dispose or to direct the disposition of up to 3,732,530 shares as of December 31, 2021. According to the Schedule 13G/A, the address for Wellington is 280 Congress Street, Boston, Massachusetts 02210.

(4)
Based on information supplied by The Vanguard Group (“Vanguard”) in a Schedule 13G/A filed with the SEC on February 10, 2022. According to the Schedule 13G/A, Vanguard has sole power to dispose or to direct the disposition of 3,644,782 shares as of December 31, 2021 and Vanguard has shared power to vote or direct the vote of 76,689 shares and shared power to dispose or to direct the disposition of 112,165 shares as of December 31, 2021. According to the Schedule 13G/A, the address for Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(5)
Based on information jointly supplied by Cantillon Capital Management LLC, Cantillon Management L.P., Cantillon Inc. and William von Mueffling (collectively, “Cantillon”) in a Schedule 13G/A filed with the SEC on February 9, 2022. According to the Schedule 13G/A, Cantillon has shared power to vote or direct the vote of 3,494,896 shares and shared power to dispose or to direct the disposition of 3,494,896 shares, and Mr. von Mueffling has sole power to vote or direct the vote and to dispose or to direct the disposition of 375,000 shares as of December 31, 2021. According to the Schedule 13G/A, the address for Cantillon is 499 Park Avenue, 9th Floor, New York, New York 10022.

Transactions with Executive Officers, Directors and Other Related Persons.
General.   We have adopted a policy under which any transaction in which the amount involved exceeds $120,000 with any of our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock, members of the immediate family of any of the foregoing persons, or certain affiliates of any of the foregoing persons or entities, must be presented to our Finance and Audit Committee for review, consideration and approval or ratification. In approving, ratifying or rejecting any such proposal, our Audit Committee is allowed to consider all available facts and circumstances about the transaction deemed relevant, including, but not limited to, the risks, costs and benefits to the Company, the terms of the transaction and whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.
This section describes certain material transactions to which we are a party or will be a party, other than compensation arrangements for our directors and executive officers, in which:
•
the amounts involved exceeded or are expected to exceed $120,000; and

•
the transaction involved any of our directors, executive officers or holders of more than 5% of our common stock, any member of the immediate family of any of the foregoing persons, or certain affiliates of any of the foregoing persons or entities, had or will have a direct or indirect material interest.

All of the transactions described below were presented to the Audit Committee for review and consideration and were approved or ratified by the Audit Committee in accordance with our policy described above. We believe the terms of the transactions described below are on terms comparable to those we could have obtained in arm’s length dealings with unrelated third parties.

•
Based on information in a Schedule 13D/A filed on March 26, 2021, AGI-T, L.P., an entity affiliated with Atairos Group, Inc., and/or its affiliates (“Atairos”) is an owner of more than 5% of the Company’s common stock, and one of our directors, Mr. Angelakis, holds an executive position with Atairos, which makes Atairos a “Related Person” of the Company under the Company’s Related Person Transaction Policy and Item 404 of Regulation S-K for our fiscal year ended December 31, 2020. Atairos became a customer of the Company in 2017. In 2021, including certain WSE related pass-through amounts, Atairos paid the Company $794,114 as a customer of the Company.

•
Based on information in a Schedule 13G filed on February 9, 2022, Cantillon Capital Management LLC and/or its affiliates (“Cantillon”) is an owner of more than 5% of the Company’s common stock, which makes Cantillon a “Related Person” of the Company under the Company’s Related Person Transaction Policy and Item 404 of Regulation S-K for our fiscal year ended December 31, 2020. Cantillon became a customer of the Company in 2017. In 2021, including certain WSE related pass-through amounts, Cantillon paid the Company $772,119 as a customer of the Company.

•
One of our directors, Mr. Clark, is the Chief Executive Officer of ShotSpotter, Inc. (“ShotSpotter”), which makes ShotSpotter a “Related Person” of the Company under the Company’s Related Person Transaction Policy and Item 404 of Regulation S-K. ShotSpotter became a customer of the Company in 2007. In 2021, including certain WSE related pass-through amounts, ShotSpotter paid the Company $3,105,238 as a customer of the Company.

We also have entered into indemnity agreements with our directors and executive officers that provide, among other things, that we will indemnify such executive officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be made a party by reason of his or her position as a director, executive officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and our Bylaws.
Recent Securities Transactions.
Based on our records and on information provided to us by our directors, executive officers and affiliates, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, have effected any transactions involving shares of our common stock during the 60 days prior to the date of this Offer to Purchase, except as otherwise set forth in this Offer to Purchase and except for the following transactions:
Name of Reporting Person	Date of Transaction	Acquisition or Disposition	Number of Shares	Disposition or Grant Price as Applicable
Burton M. Goldfield	12/22/21	Disposition	3,317	$93.64
Burton M. Goldfield	12/22/21	Disposition	850	$94.13
Burton M. Goldfield	12/23/21	Acquisition	2,000	$10.98
Burton M. Goldfield	12/23/21	Disposition	213	$93.55
Burton M. Goldfield	12/23/21	Disposition	1,627	$94.62
Burton M. Goldfield	12/23/21	Disposition	160	$95.13
Samantha Wellington	12/31/21	Disposition	7,547	$95.64
Burton M. Goldfield	12/31/21	Disposition	28,028	$95.64
Olivier Kohler	12/31/21	Disposition	12,936	$95.64
Paul Edward Chamberlain	01/03/22	Disposition	125	$94.92
Raymond H. Bingham	01/05/22	Disposition	133	$94.07
Raymond H. Bingham	01/05/22	Disposition	108	$95.51
Raymond H. Bingham	01/05/22	Disposition	174	$96.50
Raymond H. Bingham	01/06/22	Disposition	321	$92.75

Name of Reporting Person	Date of Transaction	Acquisition or Disposition	Number of Shares	Disposition or Grant Price as Applicable
Raymond H. Bingham	01/06/22	Disposition	94	$93.31
Raymond H. Bingham	01/19/22	Disposition	354	$84.46
Raymond H. Bingham	01/19/22	Disposition	61	$85.29
Raymond H. Bingham	01/20/22	Disposition	41	$83.78
Raymond H. Bingham	01/20/22	Disposition	338	$85.18
Raymond H. Bingham	01/20/22	Disposition	36	$85.81
Martin Babinec	01/20/22	Disposition	6,249	$84.49
Martin Babinec	01/20/22	Disposition	8,531	$85.27
Martin Babinec	01/20/22	Disposition	220	$85.96
Martin Babinec	01/20/22	Disposition	682	$84.45
Martin Babinec	01/20/22	Disposition	3,275	$85.21
Martin Babinec	01/20/22	Disposition	193	$85.96
Burton M. Goldfield	01/20/22	Disposition	48,428	$0
Burton M. Goldfield	01/20/22	Acquisition	48,428	$0
Burton M. Goldfield	01/24/22	Acquisition	2,000	$10.98
Burton M. Goldfield	01/24/22	Disposition	2,000	$81.78
Burton M. Goldfield	01/25/22	Disposition	3,344	$82.38
Burton M. Goldfield	01/25/22	Disposition	714	$83.22
Burton M. Goldfield	01/25/22	Disposition	109	$84.19
Paul Edward Chamberlain	02/01/22	Disposition	125	$85.40
Raymond H. Bingham	02/02/22	Disposition	352	$86.05
Raymond H. Bingham	02/02/22	Disposition	63	$86.65
Raymond H. Bingham	02/03/22	Disposition	376	$85.97
Raymond H. Bingham	02/03/22	Disposition	39	$86.64
Stock Repurchase Program.
In May 2014, our board of directors approved a stock repurchase program pursuant to which we are authorized to repurchase our common stock in privately negotiated and/or open market transactions, including under plans complying with Rule 10b5-1 under the Exchange Act. From time to time, our board of directors authorizes increases to our stock repurchase program and approved an aggregate total of $951 million as of December 31, 2021. The total remaining authorization for future stock repurchases under our stock repurchase program was $263 million as of December 31, 2021. In February 2022, the board of directors approved an increase to the program of $300 million. The program does not have an expiration date.
Beginning on the eleventh business day after the Expiration Date, we may make stock repurchases from time to time on the open market and/or in private transactions, subject to applicable law. Whether we make additional repurchases will depend on many factors, including, without limitation, the number of shares, if any, that we purchase in the tender offer, our business and financial performance and situation, the business and market conditions at the time, including the price of the shares, and such other factors as we may consider relevant. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the selling stockholders in those transactions than the terms of the tender offer.
Arrangements with Directors and Executive Officers.
Equity Based Incentive Plans.
Our 2019 Equity Incentive Plan (the 2019 Plan), approved in May 2019, provides for the grant of stock awards, including stock options, RSUs, RSAs, and other stock awards to our employees and other service-providers, including our executive officers and non-employee directors, in each case as determined by our board or compensation committee (or subcommittee thereof). There were (i) 306,867 shares subject to outstanding options (all of which are vested), 1,008,927 shares subject to outstanding RSU Awards, 5,744 shares subject to outstanding RSA Awards, and 255,224 shares subject to outstanding PSU Awards under the 2009 Plan and the 2019 Plan, in each case as of December 31, 2021. As of such date, there were approximately 2 million shares available for issuance pursuant to awards under the 2019 Plan. Pursuant to the terms of the 2019 Plan, shares subject to awards that are (i) forfeited, cancelled, expire, terminate or otherwise lapse or are settled in cash and (ii) withheld in respect of taxes or tendered or withheld to pay the exercise price of options become available for future grants under the 2019 Plan.
The 2009 Plan was replaced by the 2019 Plan, except that any outstanding awards granted under the 2009 Plan remain in effect pursuant to their terms.
Stock Options.
Stock options are granted at exercise prices equal to the fair market value of our common stock on the dates of grant. Stock options generally have a maximum contractual term of 10 years. Stock options generally vest over 4 years, and are generally forfeited if the service-provider terminates service prior to vesting.
Restricted Stock Units (RSUs) and Restricted Stock Awards (RSAs).
Time-based RSUs and RSAs generally vest over a four-year term. Performance-based RSUs and RSAs are subject to vesting requirements and are earned, in part, based on certain financial or other performance metrics as defined in the grant notice. The actual number of shares earned may range from 0% to 200% of the target award. The performance-based awards granted in 2019 were previously cancelled. RSUs and RSAs are generally forfeited if the participant terminates service prior to vesting.
Employee Stock Purchase Plan.
Our 2014 Employee Stock Purchase Plan (ESPP) offers eligible employees an option to purchase shares of our common stock through payroll deductions. The purchase price is equal to the lesser of 85% of the fair market value of our common stock on the offering date or 85% of the fair market value of our common stock on the applicable purchase date. Offering periods are currently approximately six months in duration and will end on or about May 15 and November 15 of each year. The plan is considered to be a compensatory plan. As of December 31, 2021, approximately 4 million shares were reserved for future issuances under the ESPP. The number of shares reserved for issuance under the ESPP will automatically increase on January 1st each year through January 1, 2024, by the lesser of (a) 1% of the total number of shares of our common stock outstanding on December 31st of the preceding calendar year, (b) 1,800,000 shares of common stock or (c) a number determined by the Board.
Stock Based Compensation.
Stock based compensation expense is measured based on the fair value of the stock award on the grant date and recognized over the requisite service period for each separately vesting portion of the stock award.
Employment Arrangements
We maintain written employment agreements with all of our current executive officers. These agreements provide for “at will” employment and set forth the general terms and conditions of employment of each executive officer, including base salary, annual bonus opportunity, employee benefit plan participation and a recommendation for an equity award. In addition, pursuant to their employment agreements, each of our current executive officers is entitled to the severance and change in control payments and benefits described below.
Employment Agreement with Mr. Goldfield
We entered into an employment agreement with Mr. Goldfield in November 2009, setting forth the terms of his employment as our President and CEO. The employment agreement provides for a base salary subject to annual review and possible adjustment and a recommendation to the Board for initial equity awards.

Mr. Goldfield is eligible to receive annual performance-based cash incentives determined by our Compensation Committee and based on the achievement of corporate and individual performance goals.
Employment Agreement with Ms. Tuminelli
We entered into an employment agreement with Ms. Tuminelli in August 2020, setting forth the terms of her employment as our Executive Vice President of Finance, effective September 8, 2020, providing for the lump sum payment of a $1,000,000 signing bonus, which was paid on September 30, 2020, and providing for the lump sum payment of $400,000 to assist with relocation expenses, which was paid on October 30, 2020. The employment agreement also refers to the Severance Plan for severance and other payments and benefits following a termination of employment, including in connection with a change in control of TriNet as described below.
Employment Agreement with Mr. Kohler
We entered into an employment agreement with Mr. Kohler in April 2018, setting forth the terms of his employment as our Senior Vice President, Chief Operations Officer. We subsequently entered into an amended and restated employment agreement in July 2020 in connection with his promotion to Executive Vice President and Chief Operations Officer, providing for the lump sum payment of a $500,000 promotion-related cash bonus, which was paid on September 15, 2020. The employment agreement also refers to the Severance Plan for severance and other payments and benefits following a termination of employment, including in connection with a change in control of TriNet as described below.
Employment Agreement with Ms. Wellington
We entered into an employment agreement with Ms. Wellington in November 2018, setting forth the terms of her employment as our Senior Vice President, Chief Legal Officer and Secretary. The employment agreement also refers to the Severance Plan for severance and other payments and benefits following a termination of employment, including in connection with a change in control of TriNet as described below.
Potential Payments Upon Termination or Change in Control
Our executive officers are eligible to receive severance and other payments and benefits following a termination of employment, including in connection with a change in control of TriNet, under their employment agreement (for Mr. Goldfield) or the TriNet Group, Inc. Amended and Restated Executive Severance Benefit Plan (for all other executive officers) (together “Severance Plans”, or each, a “Severance Plan”).
A summary of the terms and conditions of the executive officers’ severance benefits under the applicable employment agreement or Severance Plans are set forth below.
Change in Control Termination
If we terminate the employment of an executive officer without “cause” or if such executive resigns for “good reason” (each as defined in the applicable Severance Plan), and if the termination occurs within the 6-month period (for Mr. Goldfield), or 18-month period (for Ms. Tuminelli, Mr. Kohler, and Ms. Wellington) following a change in control of the Company, such executive will be entitled to receive the following benefits in accordance with the Severance Plans, subject to his or her execution of an effective release of claims in our favor:
•
Cash Severance. A lump sum cash payment in an amount equal to 18 months (for Mr. Goldfield) or 12 months (for Ms. Tuminelli, Mr. Kohler, and Ms. Wellington) of their then-current monthly base salary;

•
Bonus. 150% of the actual performance cash incentives earned in the year prior to such termination (for Mr. Goldfield) or their target annual bonus for the fiscal year during which the termination occurs (for Ms. Tuminelli, Mr. Kohler, and Ms. Wellington);

•
COBRA Benefits. Company-paid or reimbursed COBRA premiums for the executive and his covered dependents until the earlier of (i) the end of 18 months (for Mr. Goldfield) or 12 months

(for Ms. Tuminelli, Mr. Kohler, and Ms. Wellington) following such executive’s termination date, (ii) such time as such executive qualifies for health insurance benefits through another source, or (iii) such time as such executive is no longer eligible for continuation coverage under COBRA and;
•
Accelerated Equity Vesting for Time-Based Equity Awards. 100% accelerated vesting of all then-unvested time-based equity awards.

In addition, pursuant to our performance-based equity award agreements if a change in control occurs prior to the end of the determination date following the applicable performance period, performance criteria may be measured as of the date of the change in control based on actual performance (if capable of measurement) or at target and will be eligible to vest subject to continued employment. Upon an NEO’s qualifying termination on or following a change in control, 100% of the unvested portion of the award that was earned (either in connection with the change in control or at an earlier time) will vest in full.
No Change in Control Termination
If we terminate the employment of an NEO without “cause” or if such executive resigns for “good reason” (each as defined in the applicable Severance Plan), other than due to a such a termination that occurs within 6-month period (for Mr. Goldfield), and 18-month period (for Ms. Tuminelli, Mr. Kohler, and Ms. Wellington) following a change in control of the Company, such executive will be entitled to receive the following payments and benefits in accordance with the Severance Plans, subject to his or her execution of an effective release of claims in our favor:
•
Cash Severance.   A lump sum cash payment in an amount equal to 18 months (for Mr. Goldfield) or 12 months (for Ms. Tuminelli, Mr. Kohler, and Ms. Wellington) of their then-current monthly base salary;

•
Bonus.   150% of the actual performance cash incentives earned in the year prior to such termination (for Mr. Goldfield);

•
COBRA Benefits.   Company-paid or reimbursed COBRA premiums for the executive and his covered dependents until the earlier of (i) the end of 18 months (for Mr. Goldfield) or 12 months (for Ms. Tuminelli, Mr. Kohler, and Ms. Wellington) following such executive’s termination date, (ii) such time as such executive qualifies for health insurance benefits through another source, or (iii) such time as such executive is no longer eligible for continuation coverage under COBRA; and

•
Accelerated Equity Vesting for Time-Based Equity Awards.   Accelerated vesting of the portion of the executive’s unvested time-based equity awards that would have vested during the 18 months (for Mr. Goldfield) or 12 months (for Ms. Tuminelli, Mr. Kohler, and Ms. Wellington) following their termination date as if employment had continued through such date.

Director Compensation Program.
Non-Employee Director Compensation Policy
Our non-employee director compensation policy, adopted by our Compensation Committee in March 2015, as amended, provides that each non-employee director will receive the following cash compensation for board services:
	Annual Retainer (Chair)	Annual Retainer (non-Chair)	Fee Per Meeting
Board*	$85,000	$60,000	$1,500
Audit Committee	$30,000	$15,000	$1,000
Compensation Committee	$30,000	$15,000	$1,000
Nominating and Corporate Governance Committee	$15,000	$7,500	$500
Risk Committee	$15,000	$7,500	$500

*
w.e.f. May 27, 2021, Annual Retainer Board Fee was increased by $10,000.00

	Monthly Retainer (Chair)	Monthly Retainer (non-Chair)
Board	$7,083.33	$5,000.00
Audit Committee	$2,500.00	$1,250.00
Compensation Committee	$2,500.00	$1,250.00
Nominating and Corporate Governance Committee	$1,250.00	$625.00
Risk Committee	$1,250.00	$625.00
If the Board meeting and the committee meeting are on the same day, only the Board meeting fee is paid.
In addition, on the date of our first regularly scheduled Board meeting each calendar year, each of our non-employee directors is granted a time-based RSU Award with a grant date fair value of $200,000 (or $300,000, in the case of the Chair of the Board) to be settled in shares of our common stock. Each such annual RSU Award that is granted will vest in full on the date of the Annual Meeting of Stockholders for the year immediately following the year in which the awards were granted, subject to the non-employee director’s continuous service through such date.
In addition, upon his or her initial election or appointment to the Board, each new non-employee director is granted a time-based RSU Award with a grant date value of $200,000 (or $300,000, in the case of a new non-employee director to serve as Chair of the Board) to be settled in shares of our common stock, multiplied by a fraction, the numerator of which is the number of days that will elapse between the director’s date of initial election or appointment and the vesting date of the most recent grant of the annual RSU Awards to the non-employee directors and the denominator of which is 365. These awards will vest in full on the vesting date of the most recent grant of the annual RSU Awards to the non-employee directors, subject to the non-employee director’s continuous service through such date.
In addition, each of the foregoing RSU Awards was eligible to vest in full immediately prior to a change in control, subject to the non-employee director’s continuous service through the date immediately prior to the change in control.
We also reimburse our non-employee directors for their reasonable out-of-pocket expenses incurred in attending Board and committee meetings.
The maximum annual amount of compensation (including cash and equity compensation) for each non-employee director is $750,000 for each of calendar years 2019 through 2024, or if earlier, through the last calendar year not covered by a subsequent stockholder approval of a different maximum annual amount of compensation for non-employee directors. The proposed maximum amount covers all forms of cash, stock and other compensation (other than reimbursements for reasonable out-of-pocket expenses incurred in attending Board and committee meetings).
Company Policies Regarding Common Stock.
Stock Ownership Policy
In 2017, to further align the interests of our executives and the members of our Board with those of our stockholders, our Board adopted equity ownership guidelines for certain executive officers and members of our Board. These guidelines, as amended, require our CEO and our other officers subject to Section 16 of the Exchange Act to accumulate aggregate equity holdings equal to 500% and 300%, respectively, of their annual base salaries. Our non-employee directors are required to accumulate aggregate equity holdings equal to 500% of their annual cash retainer for regular service to the Board. Our executive officers and the members of our Board must satisfy these guidelines within the later of December 31, 2021, or within five years of the date on which they become subject to these guidelines (and three years following an increase in required ownership amount due to an increase in base salary or annual cash retainer or if the policy is amended to increase the share ownership percentage or amount). As of December 31, 2021, each of our directors and required officers have met or are projected to meet their respective stock ownership requirement before their respective required time frames. Shares owned directly may be counted toward compliance with these guidelines, while vested or unvested unexercised options, unvested RSUs and PSUs, and unvested restricted stock (both time-based and performance-based) are not counted toward meeting the ownership guidelines.
Compensation Recovery Policy
In 2017, our Board adopted and subsequently amended as of 2020 a compensation recovery, or “clawback” policy, under which we may generally seek reimbursement of cash or equity compensation payments made to our NEOs and other current and former officers subject to Section 16 of the Exchange Act that were based on achieving objective Company financial performance, if the covered executive engaged in fraud or intentional or unlawful misconduct that caused or otherwise materially contributed to a required restatement of our financial results, and if a lower cash or equity payment would have been made to the covered executive based upon those restated financial results.
Such policy shall be updated to comply with the requirements of Section 954 of the Dodd-Frank Act upon the Securities and Exchange Commission adoption of final regulations to implement this provision.
Equity Grant Policy
Generally, our Compensation Committee, or its subcommittee, the Equity Award Committee, follows a regular pattern of granting annual or periodic “refresh” equity awards to our executive officers. This process is overseen by our Compensation Committee and the timing, size and distribution of equity awards may change from year to year although they are typically awarded during the first quarter of the year while awards for new hire executives typically occur in the calendar month following the executive’s start date.
Short Sales, Hedging and Pledging Policies
We have a policy that prohibits our employees (including our executive officers) and members of our Board from holding Company securities in a margin account, pledging Company securities as collateral for a loan, engaging in short sales, transactions in put or call options (or other derivative securities), hedging transactions, or similar inherently speculative transactions with respect to the Company’s stock at any time, regardless of whether such individual is in possession of material nonpublic information or whether the trading window is open. These transactions often evidence an expectation that the Company’s stock will decline in value and that such directors, officers or employees do not have the same objectives as other Company stockholders. In addition, these transactions may reduce such individuals’ incentive to improve the Company’s performance or otherwise introduce at least the potential for a conflict of interest.
12.
Legal Matters; Regulatory Approvals.

We are not aware of the applicability of any antitrust laws or any license or regulatory permit that appears material to our business that might be adversely affected by our acquisition of the shares as contemplated by the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of the shares as contemplated by the tender offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered pursuant to the tender offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the tender offer to accept shares for payment and pay for shares is subject to certain conditions. See Section 7.
13.
Material U.S. Federal Income Tax Consequences.

The following discussion is a general summary of the material U.S. federal income tax consequences to tendering U.S. Holders and Non-U.S. Holders (each as defined below) of a sale of shares pursuant to the tender offer. The tender offer will have no U.S. federal income tax consequences to beneficial owners that do not tender any shares in the tender offer. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the applicable Treasury regulations promulgated thereunder, published rulings and administrative pronouncements of the IRS and applicable judicial decisions, all as in effect as of the date hereof and all of which are subject to change or differing interpretations, possibly on a retroactive basis, and any such change or differing interpretation could affect the accuracy of the statements contained in this discussion.
This discussion addresses only beneficial owners who hold their shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment) and does not address all U.S. federal income tax consequences that may be relevant to beneficial owners in light of their particular circumstances or to beneficial owners subject to special rules under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, U.S. Holders whose “functional currency” is not the U.S. dollar, banks or other financial institutions, insurance companies, tax-exempt organizations, pension plans, regulated investment companies or real estate investment trusts, controlled foreign corporations, passive foreign investment companies, former citizens or residents of the United States, U.S. expatriates, partnerships or other pass-through entities for U.S. federal income tax purposes (or investors therein), persons who hold shares as part of a hedge, appreciated financial position, straddle, conversion or other risk reduction or integrated transaction, persons for whom the sale of shares pursuant to the tender offer would constitute a “wash sale” for U.S. federal income tax purposes, persons who hold or received their shares pursuant to the exercise of any employee stock options or otherwise as compensation or through a tax-qualified retirement plan, and persons who hold (or that held, directly, indirectly or constructively, at any time during the five-year period ending on the date of the sale of their shares pursuant to the tender offer) more than 5% of the Company’s common stock). This discussion does not address the effect of any state, local or non-U.S. tax laws, or any U.S. federal tax considerations other than those pertaining to the income tax (e.g., estate or gift tax), that may be applicable to beneficial owners of shares, nor does it address any aspects of the unearned income Medicare contribution tax under Section 1411 of the Code or the alternative minimum tax.
Beneficial owners should consult their own tax advisors regarding the tax consequences of a sale of shares pursuant to the tender offer, including the applicability and effect of any state, local and non-U.S. tax laws.
As used herein, a “U.S. Holder” means a beneficial owner of shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust (A) the administration of which is subject to primary supervision of a court within the United States and with respect to which one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. As used herein, a “Non-U.S. Holder” means a beneficial owner of shares that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.
The U.S. federal income tax treatment of a person that is treated as a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds shares generally will depend on the status of the partner and the activities of the partnership. Partners in such partnerships should consult their own tax advisors regarding the U.S. federal income and other tax consequences of a sale of shares pursuant to the tender offer.
Material U.S. Federal Income Tax Consequences of the Tender Offer to Tendering U.S. Holders.
The sale of shares by a U.S. Holder pursuant to the tender offer will, depending on such U.S. Holder’s particular circumstances, generally be treated as a sale or exchange for U.S. federal income tax purposes or as a distribution with respect to such U.S. Holder’s shares. Under Section 302(b) of the Code, a sale of shares pursuant to the tender offer generally will be treated as a “sale or exchange” if the sale: (i) results in a “complete termination” of the U.S. Holder’s interest in the Company, (ii) is “substantially disproportionate” with respect to the U.S. Holder or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (the “Section 302 tests”). In determining whether any of these tests has been met, shares actually owned, as well as shares considered to be owned by the U.S. Holder by reason of certain constructive ownership rules set forth in Section 318 of the Code (as modified by Section 302(c) of the Code), generally must be taken into account. U.S. Holders should be aware that acquisitions or dispositions of shares as part of a plan that includes the U.S. Holder’s sale of shares pursuant to the tender offer may need to be taken into account in determining whether any of the Section 302 tests are satisfied. U.S. Holders also should be aware that their ability to satisfy any of the Section 302 tests may be affected by proration pursuant to the tender offer. Due to the factual nature of these tests, U.S. Holders should consult their own tax advisors to determine whether a sale of shares pursuant to the tender offer qualifies for sale or exchange treatment under these tests in light of their particular circumstances.
The sale of shares pursuant to the tender offer generally will result in a “complete termination” of the U.S. Holder’s interest in the Company if either (i) the U.S. Holder owns no shares of Company stock actually or constructively after the shares are sold pursuant to the tender offer or (ii) the U.S. Holder actually owns no shares of Company stock after the tender offer and, with respect to shares constructively owned, is eligible to waive, and effectively waives, constructive ownership of all such shares in accordance with the procedures described in Section 302(c)(2) of the Code. U.S. Holders wishing to satisfy the “complete termination” test through a waiver of attribution should consult their tax advisors concerning the mechanics and desirability of such a waiver.
The sale of shares pursuant to the tender offer generally will result in a “substantially disproportionate” redemption with respect to a U.S. Holder if the percentage of the Company’s outstanding shares actually and constructively owned by the U.S. Holder immediately after the sale is less than 80% of the percentage of the Company’s outstanding shares directly, indirectly and constructively owned by the U.S. Holder immediately before the sale.
The sale of shares pursuant to the tender offer generally will be treated as “not essentially equivalent to a dividend” with respect to a U.S. Holder if the reduction in the U.S. Holder’s proportionate interest in the Company’s stock as a result of the sale constitutes a “meaningful reduction.” The IRS has indicated in published guidance that generally, even a small reduction in the percentage ownership interest of a stockholder whose relative stock interest in a publicly held corporation (such as the Company) is minimal and who exercises no control over the corporation’s business should constitute a meaningful reduction. U.S. Holders should consult their tax advisors to determine the application of this test (and the other Section 302 tests) in light of their particular circumstances.
If any of these three Section 302 tests for “sale or exchange” treatment is met, a U.S. Holder will recognize gain or loss on the receipt of cash in exchange for shares pursuant to the tender offer equal to the difference between the amount of cash received and the adjusted tax basis of the shares sold. A U.S. Holder must calculate gain or loss separately for each block of shares (generally, shares acquired at the same cost in a single transaction) sold pursuant to the tender offer. The gain or loss will be capital gain or loss and generally will be long-term capital gain or loss if the holding period for such shares is more than one year as of the date of the sale. Long-term capital gain recognized by a non-corporate U.S. Holder generally will be subject to U.S. federal income tax at a reduced rate. The ability to deduct capital losses is subject to limitations.
If none of the tests set forth in Section 302(b) of the Code is met with respect to a U.S. Holder, amounts received by such U.S. Holder pursuant to the tender offer will be treated as a distribution with respect to such U.S. Holder’s shares. The distribution will be taxable to the U.S. Holder as a “dividend” to the extent of such U.S. Holder’s allocable share of the Company’s current or accumulated earnings and profits. To the extent the amount of the distribution exceeds the amount treated as a dividend, the excess will constitute a non-taxable return of capital to the extent of (and in reduction of) the U.S. Holder’s tax basis in the relevant shares, and any remaining portion will be treated as capital gain from the sale or exchange of shares. Any such capital gain will be long-term capital gain if the U.S. Holder’s holding period for the shares on the date of the sale exceeds one year. If the amounts received by a tendering U.S. Holder are treated as a “dividend,” the tax basis (after an adjustment for any non-taxable return of capital discussed above) in the shares sold pursuant to the tender offer will be added to any remaining shares held by such U.S. Holder. If a tendering U.S. Holder does not actually retain any shares, the basis may be lost. A dividend received by a non-corporate U.S. Holder may be treated as “qualified dividend income” that is subject to reduced tax rates (subject to applicable requirements, exceptions and limitations). A dividend received by a corporate U.S. Holder may be (i) eligible for a dividends-received deduction (subject to applicable requirements, exceptions and limitations) and (ii) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. U.S. Holders that are corporations for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal tax consequences of the tender offer to them in light of their particular circumstances.
We cannot predict whether or the extent to which the tender offer will be oversubscribed. If the tender offer is oversubscribed, we may accept fewer shares than are tendered. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder’s shares will be purchased pursuant to the tender offer to ensure that such purchase will be treated as a sale or exchange, rather than as a distribution, for U.S. federal income tax purposes pursuant to the rules discussed above.
The determination of whether a corporation has current or accumulated earnings or profits is complex and the legal standards to be applied are subject to uncertainties and ambiguities. Additionally, whether a corporation has current earnings and profits can be determined only at the end of the taxable year. Accordingly, if the sale of shares pursuant to the tender offer is treated as a distribution rather than a sale or exchange under Section 302 of the Code, the extent to which such sale is treated as a dividend is unclear.
Material U.S. Federal Income Tax Consequences of the Tender Offer to Tendering Non-U.S. Holders.
If a sale by a Non-U.S. Holder of shares pursuant to the tender offer qualifies as a sale or exchange under any of the Section 302 tests described above, then any gain recognized by such Non-U.S. Holder on the sale generally will not be subject to U.S. federal income tax unless (i) such gain is “effectively connected” with a trade or business carried on by the Non-U.S. Holder within the United States (and , if required pursuant to an applicable income tax treaty, is attributable to, is attributable to a permanent establishment of the Non-U.S. Holder within the United States) or (ii) the Non-U.S. Holder is an individual who is physically present in the United States for 183 days or more during the taxable year of the sale and certain other conditions are met. If the gain is described in clause (i) above, the gain generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the Non-U.S. Holder were a resident of the United States. A Non-U.S. Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) with respect to any effectively connected earnings and profits (subject to certain adjustments). A Non-U.S. Holder described in clause (ii) above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gain derived from the sale, which may be offset by certain U.S. source capital losses, even though the Non-U.S. Holder is not considered a resident of the United States.
If the repurchase of shares pursuant to the tender offer from a Non-U.S. Holder does not satisfy any of the Section 302 tests described above, amounts received by such Non-U.S. Holder pursuant to the tender offer will be treated as a distribution to the Non-U.S. Holder with respect to such Non-U.S. Holder’s shares. The treatment for U.S. federal income tax purposes of such distribution as a dividend, return of capital, or as gain from the sale of shares will be determined in the manner described above under “Material U.S. Federal Income Tax Consequences of the Tender Offer to Tendering U.S. Holders.” In general, any amount that constitutes a dividend for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% (or such lower rate as may be specified pursuant to an applicable income tax treaty) unless the dividend is “effectively connected” with a trade or business conducted by the Non-U.S. Holder within the United States (and, if required pursuant to an applicable income tax treaty, is attributable to a permanent establishment of the Non-U.S. Holder within the United States), in which case such dividend generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the Non-U.S. Holder were a resident of the United States. A Non-U.S. Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) with respect to any effectively connected earnings and profits (subject to certain adjustments).
As described in Section 3 above, in order to claim a reduction in the rate of, or an exemption from, the 30% U.S. withholding tax, a Non-U.S. Holder must deliver to the applicable withholding agent a correct, properly completed and executed Form W-8BEN (with respect to income tax treaty benefits) or Form W-8ECI (with respect to amounts effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States) claiming such reduced rate or exemption.

Because the satisfaction of the Section 302 tests described above is dependent on matters of fact that are unique to each Non-U.S. Holder, the withholding agents generally will presume, for withholding purposes, that all amounts paid to Non-U.S. Holders pursuant to the tender offer are treated as distributions in respect of their shares. Accordingly, as described in Section 3 above, a Non-U.S. Holder should expect that a withholding agent will likely withhold U.S. federal income tax on the gross proceeds payable to a Non-U.S. Holder pursuant to the tender offer at a rate of 30% unless the Non-U.S. Holder provides the withholding agent with a validly completed and executed Form W-8ECI or Form W-8BEN reflecting that no or reduced withholding is required. See Section 3 for additional information. If tax has been withheld on amounts paid to a Non-U.S. Holder for shares sold pursuant to the tender offer, but the sale qualifies for sale or exchange treatment under any of the Section 302 tests described above, then such Non-U.S. Holder may apply for a refund of such withheld amount. Non-U.S. Holders should consult their own tax advisors regarding the particular tax consequences to them of selling shares in the tender offer, including the application of the 30% U.S. federal withholding tax, their potential eligibility for a reduced rate of, or exemption from, such withholding tax, and their potential eligibility for, and procedures for claiming, a refund of any such withholding tax.
Information Reporting and Backup Withholding.
Payments of proceeds pursuant to the tender offer will generally be subject to information reporting. In addition, as described in Section 3 above, U.S. federal backup withholding (currently at a rate of 24%) may apply to payments of gross proceeds paid to a U.S. Holder pursuant to the tender offer unless the U.S. Holder delivers to the applicable withholding agent a properly completed and executed Form W-9 or otherwise establishes an exemption. Certain persons (including corporations) are not subject to these backup withholding rules. Backup withholding generally will not apply to payments of gross proceeds in the tender offer to a Non-U.S. Holder if the Non-U.S. Holder submits a properly completed, applicable IRS Form W-8, signed under penalties of perjury, attesting to such holder’s non-U.S. status and otherwise complies with the backup withholding rules. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against the holder’s U.S. federal income tax liability and may entitle the holder to a refund of any excess amounts withheld, provided that the required information is timely furnished to the IRS. See Section 3 for additional information.
FATCA.
Under legislation referred to as FATCA, and related administrative guidance, a U.S. federal withholding tax of 30% generally will be imposed on certain payments made to “foreign financial institutions” and “non-financial foreign entities” (as specifically defined under these rules), whether such institutions or entities hold shares as beneficial owners or intermediaries, unless specified requirements are met or an exemption applies. Any withholding under FATCA may be credited against, and therefore reduce, any withholding tax otherwise imposed on dividend distributions, as discussed above. U.S. Holders and Non-U.S. Holders should consult with their tax advisors regarding the possible implications of this legislation on their disposition of shares pursuant to the tender offer.
The preceding discussion is intended for general information only and is not a complete analysis or discussion of all potential tax effects that may be important to particular beneficial owners. Each beneficial owner should consult such beneficial owner’s own tax advisor to determine its particular tax consequences of selling shares in the tender offer in light of such beneficial owner’s particular circumstances, including the applicability and effect of any state, local and non-U.S. tax laws.
14.
Extension of the Tender Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right to terminate the tender offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law and regulation, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the tender offer.
Subject to compliance with applicable law and regulation, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing or increasing the number of shares being sought in the tender offer. Amendments to the tender offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the tender offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law and regulation, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through a newswire service.
If we materially change the terms of the tender offer or the information concerning the tender offer, we will extend the tender offer to the extent required by Rules 13e-4(d)(2) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. As a general matter, if we materially change the terms of the tender offer or the information concerning the tender offer (other than a change in price or a change in percentage of securities sought), including the waiver of a material condition, we are required to extend the tender offer, if necessary, so that the tender offer remains open for at least five business days following such change. If (1) we increase the maximum price to be paid for shares above $97.00 or decrease the price to be paid per share below $83.00 per share or otherwise change the price range to be paid for shares or increase or decrease the aggregate purchase price offered for shares being sought in the tender offer (but, in the case of an increase, only if we increase the aggregate purchase price as a result of which the number of shares being sought will increase by more than 2% of our outstanding shares) and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 14, the tender offer will be extended until the expiration of such period of ten business days.
15.
Fees and Expenses; Information Agent; Dealer Manager; Depositary.

We have retained BofA Securities, Inc. to act as Dealer Manager, D.F. King & Co., Inc. to act as Information Agent and Computershare Trust Company, N.A. to act as Depositary in connection with the tender offer. The Dealer Manager and Information Agent may contact holders of shares by mail, e-mail, telephone and in person and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the tender offer to beneficial owners. The Dealer Manager, the Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under the federal securities laws.
We will not pay any fees or commissions to brokers or dealers (other than fees to the Dealer Manager or Information Agent as described above) for soliciting tenders of shares pursuant to the tender offer or for making any recommendation in connection with the tender offer. Stockholders holding shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs are applicable if stockholders tender shares through such nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as the agent of us, the Dealer Manager, the Information Agent or the Depositary for purposes of the tender offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in this document and the Letter of Transmittal.
The Dealer Manager and its respective affiliates have provided, and may in the future provide, various investment banking and other services to us for which they have received, or we expect they will receive, customary compensation from us.
The Dealer Manager and its respective affiliates in the ordinary course of their respective businesses may purchase and/or sell our securities, including the shares, and may hold positions, both long and short, for their respective own accounts and for the account of their respective customers. As a result, the Dealer Manager and its respective affiliates at any time may own certain of our securities, including the shares. In addition, the Dealer Manager and its respective affiliates may tender shares into the tender offer for their respective own accounts and for the account of their respective customers.
16.
Miscellaneous.

In making the tender offer, we are not aware of any U.S. State where the making of the tender offer is not in compliance with applicable law. If, however, we become aware that the making of the tender offer or the acceptance of shares pursuant to the tender offer is not permitted by administrative or judicial action pursuant to a U.S. State statute (“State Law”), we will make a good faith effort to comply with such applicable State Law. If, after such good faith effort, we cannot comply with the applicable State Law, the tender offer will not be made to the holders of shares in that U.S. State. In making the tender offer, we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Exchange Act. In any U.S. State where the securities or Blue Sky laws require the tender offer to be made by a licensed broker or dealer, the tender offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such U.S. State.
Pursuant to Rule 13e-4 under the Exchange Act, we have filed with the Commission a Tender Offer Statement on Schedule TO, which contains additional information with respect to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.
NEITHER WE NOR THE DEALER MANAGER HAS MADE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. NEITHER WE NOR THE DEALER MANAGER HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. NEITHER WE NOR THE DEALER MANAGER HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR DOCUMENTS INCORPORATED BY REFERENCE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES.
TriNet Group, Inc.
February 17, 2022

SCHEDULE I
DIRECTORS AND OFFICERS OF TRINET GROUP, INC.
The following table sets forth the names and positions of the directors and executive officers of TriNet Group, Inc. The address of each of our directors and executive officers is care of TriNet Group, Inc., One Park Place, Suite 600, Dublin, CA 94568 (telephone number: (510) 352-5000).
Name	Position(s)
Officers
Burton M. Goldfield	President and Chief Executive Officer
Kelly Tuminelli	Executive Vice President and Chief Financial Officer
Olivier Kohler	Executive Vice President and Chief Operating Officer
Samantha Wellington	Senior Vice President, Chief Legal Officer and Secretary
Directors
David C. Hodgson	Director
Burton M. Goldfield	Director
Dr. Jacqueline Kosecoff	Director
Katherine August-deWilde	Director
Maria Contreras-Sweet	Director
Martin Babinec	Director
Michael J. Angelakis	Director
Myrna Soto	Director
Paul Chamberlain	Director
Ralph Clark.	Director
H. Raymond Bingham	Director
Wayne Lowell	Director

The Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each stockholder or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.
The Depositary for the Tender Offer is:
Computershare Trust Company N.A.
By First Class, Registered or Certified Mail: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions PO Box 43011 Providence, RI 02940-3011	By Express or Overnight Delivery: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 150 Royall Street, Suite V Canton, MA 02021
DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.
Questions or requests for assistance may be directed to the Information Agent at its telephone number and address set forth below. Requests for additional copies of the Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery or the other tender offer materials may be directed to the Information Agent at the telephone number and address set forth below. Stockholders also may contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer. To confirm delivery of shares, stockholders are directed to contact the Depositary.
The Dealer Manager for the Tender Offer is:
BofA Securities, Inc.
Bank of America Tower
One Bryant Park
New York, New York 10036
Toll-Free: (888) 803-9655
The Information Agent for the Tender Offer is:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Banks & Brokers May Call: (212) 269-5550
All Others Call Toll-Free: (888) 625-2588
Email: tnet@dfking.com